CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 10.14

HspE7 COLLABORATION AGREEMENT

AMONG

STRESSGEN DEVELOPMENT CORPORATION AND

STRESSGEN BIOTECHNOLOGIES CORPORATION

AND

F.HOFFMANN-LA ROCHE LTD AND HOFFMANN-LA ROCHE INC.

June 21, 2002

ARTICLE 1	DEFINITIONS
ARTICLE 2	LICENSES
2.1	License Grant To Roche
2.2	Sublicensees
2.3	Transfer of Stressgen Know-How
2.4	Other HPV Fusion Proteins
ARTICLE 3	INITIAL AND DEVELOPMENT EVENT PAYMENTS
3.1	Technology Development Payment
3.2	Equity Investments in Stressgen
3.3	Development Event Payments
3.4	Commercial Success Payments
ARTICLE 4	PAYMENTS BASED ON SALES OF TARGET PRODUCTS
4.1	Payments to Stressgen Based upon Worldwide Net Sales
4.2	Termination of Sales Based Payments
4.3	Adjustments Related to No Valid Claims
4.4	Adjustments Related to Third Party Competition
4.5	Adjustments Related to Third Party Payments
4.6	Payments Under the MIT Agreement
4.7	Maximum Adjustments
4.8	Combination Products
ARTICLE 5	PAYMENT, REPORTING, AUDITING
5.1	Currency and Conversion
5.2	Sales-Based Payments
5.3	Taxes
5.4	Blocked Countries
5.5	Accounting
ARTICLE 6	COLLABORATION GOVERNANCE
6.1	Steering Committee
6.2	Joint Development Committee
6.3	Finance Subcommittee

i

(continued)

6.4	Manufacturing Transition Team
6.5	Meetings and Responsibilities of the Steering Committee
6.6	Meetings and Responsibilities of the JDC
6.7	Decisions
ARTICLE 7	DEVELOPMENT PLAN AND CONDUCT OF DEVELOPMENT ACTIVITIES
7.1	Development Plan
7.2	Goals of Development
7.3	Conduct and Funding of Development Activities
7.4	Standards of Conduct
7.5	Diligent Development
7.6	Development Limitations
7.7	Updating the Development Plan
ARTICLE 8	DEVELOPMENT — REGULATORY AND SAFETY
8.1	Assignment of INDs, Other Documentation to Roche
8.2	Responsibility for Regulatory Affairs
8.3	Drug Safety
8.4	Product Withdrawals
8.5	Mutual Covenants
ARTICLE 9	MANUFACTURE AND SUPPLY
9.1	[* * *]; Transition to New Manufacturing Process
9.2	Clinical Supplies of Process B Target Product
9.3	Clinical Supplies of Process A Target Product for Use in RRP and the Other Stressgen Development Activities
9.4	Clinical Supplies of Process B Target Product for Use in RRP and the Other Stressgen Development Activities
9.5	Commercial Supply
9.6	Packaging
ARTICLE 10	COMMERCIALIZATION
10.1	Responsibilities of Roche
10.2	Diligent Efforts by Roche; Reporting

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

(continued)

10.3	Co-Promotion by Stressgen
10.4	Roche Competitive Products
ARTICLE 11	TRADEMARKS
11.1	Trademarks
ARTICLE 12	OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS
12.1	Ownership of Intellectual Property
12.2	Patent Prosecution and Maintenance
12.3	Infringement
12.4	Patent Notices
ARTICLE 13	CONFIDENTIAL INFORMATION
13.1	Non-Disclosure and Non-Use
13.2	Exceptions
13.3	Authorized Disclosure
13.4	Survival
ARTICLE 14	PUBLICATION AND PRESS RELEASE
14.1	Publications
14.2	Press Release; Public Disclosure of Agreement
ARTICLE 15	REPRESENTATIONS, WARRANTIES AND COVENANTS
15.1	Mutual Representations and Warranties
15.2	Stressgen Representations and Warranties
15.3	Roche Representations and Warranties
15.4	Stressgen Covenants
15.5	No Other Representations or Warranties
ARTICLE 16	TERM AND TERMINATION
16.1	Conditions Subsequent
16.2	Term
16.3	Breach
16.4	Termination by Roche Without Cause
16.5	Consequences of Termination

(continued)

16.6	Termination for Failure to Satisfy Conditions Subsequent
16.7	Accrued Rights; Surviving Rights and Obligations
ARTICLE 17	INDEMNIFICATION
17.1	Indemnification by Stressgen
17.2	Indemnification by Roche
17.3	Procedure
17.4	Insurance
ARTICLE 18	DISPUTE RESOLUTIONS AND GOVERNING LAW
18.1	Disputes
18.2	Arbitration
18.3	Governing Law
ARTICLE 19	MISCELLANEOUS
19.1	Agency
19.2	Entire Agreement
19.3	Amendment
19.4	Possible Restructuring of Transaction
19.5	Assignment
19.6	Notices
19.7	Force Majeure
19.8	Severability
19.9	No Right to Use Names
19.10	Bankruptcy
19.11	Interpretation
19.12	Counterparts
19.13	Waiver

HspE7 Collaboration Agreement

This HspE7 Collaboration Agreement (“Agreement”) is made as of June 21, 2002 (“Execution Date”) by and among, on the one hand, Stressgen Development Corporation, a Barbados corporation, with its principal office at Whitepark House, White Park Road, P.O. Box 806E, Bridgetown, Barbados (“Stressgen”), and, for the limited purposes set forth in Section 2.1, Stressgen Biotechnologies Corporation, a corporation organized under the laws of Yukon Territory, Canada, with its principal office at #350 — 4243 Glanford Avenue, Victoria, BC Canada V8Z 4B9 (“SBC”), and, on the other hand, F.Hoffmann-La Roche Ltd, a Swiss corporation, with its principal office at Grenzacherstrasse 124, CH-4070-Basel Switzerland and Hoffmann-La Roche Inc., a New Jersey corporation, with its principal office at 340 Kingsland Street, Nutley, New Jersey 07110 (collectively, “Roche”).

Recitals

1.             Stressgen and SBC own or control intellectual property rights related to, among other products, HspE7 (as defined below).

2.             Roche has expertise in the development and commercialization of pharmaceutical products.

3.             Roche and Stressgen wish to enter into a collaborative arrangement pursuant to which the parties shall co-develop HspE7 for certain specified indications, share in the development costs associated therewith, and commercialize HspE7 worldwide.

4.             The Parties have prepared this Agreement to govern their collaborative development and commercialization of HspE7.

5.             Simultaneously with the execution of this Agreement, SBC and Roche shall execute that certain Equity Agreement between Roche Finance Ltd and SBC (“Equity Agreement”),

Agreement

Now, Therefore, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and in the Equity Agreement, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms, whether used in the singular or the plural, shall have the following meanings as used in this Agreement unless otherwise specifically indicated:

1.1          “Affiliate” shall mean (a) an entity which owns, directly or indirectly, a controlling interest in a Party, by stock ownership or otherwise, (b) any entity which a Party owns a controlling interest, by stock ownership or otherwise; or (c) any entity, under direct or indirect common control of a Party.  For purposes of this paragraph, “controlling interest” and “control” mean ownership of fifty percent (50%) or more of the voting stock permitted to vote for the election of the board of directors or any other arrangement resulting in control or the right to control the management and the affairs of the Party. For purposes of this Agreement, Genentech, Inc., 1 DNA Way, South San Francisco, California, shall not be deemed an Affiliate of Roche.

In addition, Roche is presently seeking permission to acquire an interest in Chugai Pharmaceutical Company Ltd. (“Chugai”).  Nothing in this Agreement is to be construed as binding Chugai to any of the terms and conditions contained in this Agreement.  However, should Chugai become a Roche Affiliate it shall be bound by the terms and conditions of this Agreement and shall have all rights and obligations of an Affiliate under this Agreement.  If Chugai should become a Roche Affiliate but not agree to be bound by the terms and conditions of this Agreement, then Chugai shall have none of the rights and obligations of an Affiliate of Roche under this Agreement, and Roche shall not grant a sublicense to Chugai under this Agreement without prior written consent of Stressgen.

1.2          “BLA Filing” shall mean a Biologics Licensing Application or New Drug Application filed as a result of activities under this Agreement with the FDA, or the equivalent application to the equivalent agency in any other country, the filing of which is necessary to market and sell a Target Product, including all amendments and supplements to any of the foregoing.

1.3          “Cost of Goods” shall mean the manufacturing cost of either bulk or finished Target Product, as the case may be, as determined in accordance with international accounting standards (IAS) applied consistently throughout the organization of the Party or its Affiliate determining such costs.  Cost of Goods shall consist of [* * *]

1.4          “Competitive Product” shall mean, with respect to a given Target Product sold in a given country of the Territory by Roche, its Affiliate or sublicensee, a product  sold by a Third Party in such country the regulatory approval for which in such country specifically refers to and relies upon the Regulatory Approval dossier for such Target Product in such country.

1.5          “Control” shall mean, with respect to any information or intellectual property right, possession by a Party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such information or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, license or sublicense.

1.6          “Confidential Information” shall have the meaning set forth in Section 13.1.

1.7          “Development Activities” shall mean all activities relating to obtaining Regulatory Approval of Target Product in the Territory which are conducted pursuant to the Development Plan, including all activities relating to developing the ability to manufacture the same.  This includes (a) preclinical testing, toxicology, formulation, clinical studies, regulatory affairs and outside regulatory services and (b) manufacturing

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

process development for Target Products, and manufacturing and quality assurance technical support activities prior to the First Commercial Sale of a Target Product.

1.8          “Development Costs” shall mean the costs other than Stressgen RRP Development Costs, arising from Development Activities undertaken by Stressgen or on its behalf and incurred by Stressgen for (a) CMC activities related to Process B (as defined in Article 9) and performed on or after [* * *] as the contract manufacturer of clinical supplies of Target Product, but for the period defined between the Execution Date and [* * *] only to the extent such costs do not exceed [* * *], (b) TC1 studies in support of transitioning from Process A to Process B (as defined in Article 9), but only to the extent such costs are for activities performed on or after [* * *] and do not exceed [* * *] and (c) any other Development Activities performed by Stressgen (other than for RRP) on or after [* * *] at the request of the JDC.

Development Costs consist of (i) the costs for each Stressgen full-time equivalent (“FTE”) involved in the foregoing activities; and (ii) Third Party costs incurred by Stressgen, in each case in connection with such Development Activities, each solely to the extent allocable to Development Activities.  FTE costs by Stressgen shall be calculated based upon a rate of
[* * *] per FTE.

1.9          “Development Plan” shall mean the written plan describing the non-clinical, clinical and manufacturing process development of the Target Product to be carried out by Roche and Stressgen, as adopted pursuant to Section 7.1.

1.10        “Diligent Efforts” shall mean the use of at least an equivalent degree of effort and resources consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential and market size by the Party in question, and reflecting the competitive environment for the development and marketing of Target Product.

1.11        [* * *] shall mean [* * *] Stressgen’s contract manufacturer of clinical supplies of Target Product as of the Execution Date, and pursuant to that certain Bioprocessing Services Agreement, dated April 10, 2000.

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

1.12        “Effective Date” shall mean the date that all Conditions Subsequent under Section 16.1 have occurred.

1.13        “End of Phase II” shall mean, for the Phase II Clinical Trial, the date when database closure for the Phase II Clinical Trial occurs following enrollment of the targeted patient population and completion of the course of therapy as per the Development Plan for all targeted patients.

1.14        “Executive Officers” shall mean, for Roche, the Head of the Roche Pharma Division (or a designee), and for Stressgen, the Chief Executive Officer of Stressgen (or a designee).

1.15        “FDA” shall mean the United States Food and Drug Administration.

1.16        “First Commercial Sale” shall mean, for each Target Product in each country, the first sale to a Third Party of the Target Product in the country by Roche or its Affiliates or sublicensees, after granting of Regulatory Approval for the Target Product by the governing authorities of that country.

1.17        “Genital Warts” shall mean any one or more of the following indications: internal and external genital and perianal warts, including those urethral, intravaginal, cervical, rectal and intra-anal sites.

1.18        “HPV Indication” shall mean treatment or prevention of any human disease or disorder caused by any type of the human papilloma virus in any anatomical site, other than treatment of diagnosed cancer.  For example, HPV Indication includes any one or more of the following indications (treatment and/or prevention):  Genital Warts, benign and precancerous lesions, cervical dysplasia, anal dysplasia, and/or recurrent respiratory papillomatosis (“RRP”).

                1.19        “HspE7” shall mean any fusion protein containing (a) a human papilloma virus (HPV) E7 antigen, or an antigenic fragment, mutein or conjugate thereof, and (b) a bacterial stress protein, or a fragment, mutein or conjugate thereof, including, in particular and without limitation, that recombinant DNA derived fusion protein containing

 [* * *] amino acids, derived from the 65kDa heat shock protein of mycobacterium bovis var. BCG (Hsp65) coupled at the C-terminus to the E7 protein of human papilloma virus (HPV) type 16.  HspE7 includes nucleic acid sequences and vectors and host cells containing nucleic acid sequences encoding such proteins contained therein.

1.20        “IND” shall mean an application to the FDA, the filing of which is necessary to commence clinical testing of Target Products in humans, or the equivalent application to the equivalent agency in any other country or group of countries.

1.21        “Invention” shall mean any invention or discovery, whether or not patentable, made as a result of activities of a Party or the Parties pursuant to this Agreement, and which relates to a Target Product.  An “Invention” may be made by employees of Stressgen solely or jointly with a Third Party (a “Stressgen Invention”), by employees of Roche solely or jointly with a Third Party (a “Roche Invention”), or jointly by employees of Stressgen and Roche with or without a Third Party (a “Joint Invention”), in each instance as determined by U.S. laws of inventorship.

1.22        “Major Market Country” shall mean the United States of America, United Kingdom, France, Germany, [* * *.]

1.23        “Manufacturing Transfer Package” shall mean the information and materials identified in that certain list entitled Manufacturing Transfer Package dated as of the Execution Date and delivered to Roche.

1.24        “MIT Agreement” shall mean that certain License Agreement dated November 3, 1992 between Massachusetts Institute of Technology and the Whitehead Institute (collectively “MIT”) and Stressgen Biotechnologies Corporation, as amended.

1.25        “Naïve Genital Warts” shall mean Genital Warts in adults that have had no prior drug, ablative or surgical treatment.

1.26        “NCI Agreements” shall mean those certain Agreements dated October 5, 1999 and June 4, 2002 between National Cancer Institute and Stressgen Biotechnologies Corporation, as amended.

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

1.27        “Net Sales” shall mean the amount remaining after deducting from Adjusted Gross Sales an amount equal to [* * ].

As used herein, the term “Adjusted Gross Sales” shall mean the gross amount invoiced for sales of Target Products to Third Parties in the Territory by Roche, its Affiliates and their respective sublicensees to Third Parties that are not Affiliates or sublicensees of the selling party, less the following items, as allocable to such Target Product (if not previously deducted from the amount invoiced):

(a)           volume (quantity) discounts;

(b)           returns and return reserves  (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Target Product, withdrawals and recalls;

(c)           taxes, duties or other governmental tariffs, including value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount (other than income taxes); and

(d)           rebates (including price reductions, rebates to social and welfare systems, chargebacks or reserves for chargebacks, cash rebate incentives, government mandated rebates and similar types of rebates, for example P.P.R.S, Medicaid).

Notwithstanding the foregoing, amounts received by Roche or its Affiliates or sublicensees for the sale of Target Product among Roche and its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder.

1.28        “Other HPV Fusion Protein” shall mean a fusion protein that contains both (a) a human papilloma virus (HPV) antigen, or an antigenic fragment, mutein or conjugate thereof, other than an HPV E7 antigen, or antigenic fragment, mutein or conjugate thereof, and (b) a bacterial stress protein, or a fragment, mutein or conjugate thereof.  Other HPV Fusion Protein includes nucleic acid sequences and vectors and host cells containing nucleic acid sequences encoding the protein contained therein.

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

1.29        “Party” shall mean, individually, Stressgen or Roche, and “Parties” shall mean collectively, Stressgen and Roche.

1.30        “Patents” shall mean (a) United States patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts thereof, and (b) pending applications for United States patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates, and (c) any and all foreign counterparts of (a) and (b).

1.31        “Phase II Clinical Trial” shall mean the dose ranging Phase II trial (i.e., the second phase of human clinical trials required by the FDA to gain evidence of efficacy of Target Product in a target population, and to determine common short term side effects and risks for Target Product, as described in 21 CFR Part 312(b), as it may be amended (or its successor regulation) conducted by Roche pursuant to the Development Plan.

1.32        “Phase III Clinical Trial” shall mean the third phase of human clinical trials required by the FDA to gain evidence of efficacy of Target Product in a target population, and to obtain expanded evidence of safety for Target Product that is needed to evaluate the overall benefit-risk relationship of Target Product and provide an adequate basis for physician labeling, as described in 21 CFR Part 312(c), as it may be amended (or its successor regulation), conducted by Roche pursuant to the Development Plan.

1.33        “Refractory or Recurrent Genital Warts” shall mean Genital Warts that were partially or completely non-responsive to or have recurred after, prior drug, ablative or surgical treatment.

1.34        “Regulatory Approval” shall mean any and all approvals, licenses, registrations or authorizations (including pricing and reimbursement approvals) of any national or international or local regulatory agency, department, bureau or other governmental entity, whether or not conditional, that are necessary for the commercial sale of a Target Product in a regulatory jurisdiction in the Territory and obtained as a result of activities under this Agreement.

1.35        “Start of Phase III” shall mean the date that a patient is first dosed in a Phase III Clinical Trial for Target Product for an HPV Indication, as a result of activities under this Agreement.

1.36        “Stressgen Know-How” shall mean, to the extent necessary or useful for the manufacture, development or commercialization of Target Products in the Territory, all data, knowledge and information Controlled by Stressgen during the Term, including, without limitation, materials, samples, chemical manufacturing data, toxicological data, pharmacological data, clinical data, formulations, specifications, quality control testing data, and submissions and correspondence to and from governmental agencies with regard to Target Products, but excluding Stressgen Patent Rights.

1.37        “Stressgen Patent Rights” shall mean all Patents that Stressgen Controls as of the Execution Date or during the Term, including, without limitation, Patents that claim Stressgen Inventions and/or Joint Inventions, which, in the absence of the license granted to Roche under this Agreement, would be infringed by the making, using, selling, offer for sale or importation of Target Products in the Territory.  Exhibit A lists all Stressgen Patent Rights existing as of the Execution Date (“Base Patents”).

1.38        “Stressgen RRP Development Cost” shall mean the costs  arising from Development Activities incurred by Stressgen for RRP.

1.39        “Stressgen Technology” shall mean the Stressgen Know-How and the Stressgen Patent Rights.

1.40        “Target Product” shall mean any product which contains HspE7 for the treatment of any human condition or disease, including, without limitation, all HPV Indications.

1.41        “Target Product-Specific Base Patent” shall mean those Patents identified in Exhibit A as “Product Specific Patents and Patent Applications.”

1.42        “Term” shall mean, for each country of the Territory, the period commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 16, ending on the date when no payment obligations under this Agreement are or will become due with respect to Net Sales of Target Product in such country.

1.43        “Territory” shall mean all countries of the world.

1.44        “Third Party” shall mean any Person other than a Party, its Affiliates and sublicensee.

1.45        “Third Party Right” shall mean a Patent owned or controlled by a Third Party under which Roche or its Affiliate obtains a license to use, offer for sale, sell or import Target Product in the Territory following an opinion of competent legal counsel or an agreement of the Parties that risk exists that a court could find that the use, offer for sale, sale or import of HspE7 in the Territory infringes such Patent in the absence of such license.

1.46        “Valid Claim” shall mean a claim in any (a) unexpired and issued Stressgen Patent Right that has not been disclaimed, revoked or held invalid or unenforceable by a final unappealable decision of a court of government agency of competent jurisdiction or (b) pending patent application that is a Stressgen Patent Right which patent application has been on file with the applicable patent office for no more than [* * *] from the earliest date to which the patent application claims its earliest priority.

ARTICLE 2

LICENSES

2.1          License Grant To Roche.  Subject to the terms of this Agreement, (a) Stressgen grants, and shall cause its Affiliates to grant, to Roche the sole and

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

exclusive (except as set forth below), right and license, including a sublicense under the MIT Agreement, under the Stressgen Technology to develop, use, offer for sale, sell and import Target Product in the Territory excluding Canada; and (b) SBC grants, and shall cause its Affiliates to grant, to Roche the sole and exclusive (except as set forth below), right and license including a sublicense under the MIT Agreement, under the Stressgen Technology to develop, use, offer for sale, sell and import Target Product in Canada.

The exclusivity of the foregoing license shall be subject to the retained right of Stressgen, SBC and their respective Affiliates to practice the Stressgen Technology for the purpose of conducting development, manufacture and commercialization of Target Products in the Territory to the extent expressly contemplated by this Agreement.

Roche hereby acknowledges that Articles II, V, VII, VIII, IX, X, XII, XIII and XV of the MIT Agreement shall be binding upon Roche, its Affiliates and their respective sublicensees as if each of them were a party to the MIT Agreement.  In particular, Roche agrees and understands that Stressgen’s exclusive rights, privileges and license under the MIT Agreement, and therefore Roche’s sublicense under the MIT Agreement shall terminate upon expiration or abandonment of all issued patents and filed applications within the Patent Rights (as defined in the MIT Agreement), unless the MIT Agreement is earlier terminated in accordance with the provisions of the MIT Agreement.  Such acknowledgement is subject to the terms and conditions of this Agreement, in particular Articles 15 and 17.  Roche hereby acknowledges that Stressgen’s license under the MIT Agreement is expected to terminate on [* * *]

2.2          Sublicensees.  The rights and licenses granted to Roche under Section 2.1 shall include the right to grant sublicenses to its Affiliates and Third Parties under such rights and licenses, in whole or in part.  If Roche grants such a sublicense, Roche shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Affiliate or Third Party sublicensee to the same extent as they apply to Roche for all purposes.  Roche assumes full responsibility for the performance of all obligations so imposed on such Affiliate or Third Party sublicensee and will itself

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

account to Stressgen for all payments due under this Agreement by reason of such sublicense.  Any sublicenses granted under this Section 2.2 by Roche shall terminate upon the early termination of this Agreement, to the extent this Agreement becomes terminated; and shall convert to non-exclusive upon expiration, in conformance with Section 16.2.

Notwithstanding the foregoing, Roche shall not have the right to sublicense the rights granted pursuant to Section 2.1 above to any Third Party in a Major Market Country, except upon the prior written approval of Stressgen, which approval Stressgen shall not unreasonably withhold.

2.3          Transfer of Stressgen Know-How.  Following the Effective Date and from time to time throughout the Term, as reasonably requested by Roche, Stressgen shall make available to Roche such Stressgen Know-How then in Stressgen’s possession or Control as is reasonably necessary for Roche to exercise the license granted to it under this Agreement.

2.4          Other HPV Fusion Proteins.  Until the expiration or early termination of this Agreement, on a country by country basis, neither Stressgen nor SBC, nor any of its Affiliates, will pursue clinical development or commercialization of any product containing an Other HPV Fusion Protein for any or all of the HPV Indications, nor shall Stressgen or any of its Affiliates grant any license or other rights to any Third Party with respect to the clinical development or commercialization of any product containing an Other HPV Fusion Protein for any or all of the HPV Indications.  Notwithstanding anything to the contrary herein, it is further expressly understood and agreed that Stressgen and its Affiliates shall at all times retain the right to pursue clinical development or commercialization of products containing an Other HPV Fusion Protein for any indication outside of the field of HPV Indication, such as treatment of diagnosed cancer, and/or to grant licenses or other rights to Third Parties with respect to the clinical development or commercialization of products containing an Other HPV Fusion Protein for any such indication.

ARTICLE 3

INITIAL AND DEVELOPMENT EVENT PAYMENTS

3.1          Technology Development Payment.  Roche shall make a payment to Stressgen of [* * *] within ten (10) days after (a) the Effective Date and (b) receipt by Roche of an invoice for such amount.  Such payment shall be non-refundable and non-creditable.

3.2          Equity Investments in Stressgen.  Contemporaneously with the execution of this Agreement, SBC and Roche or its Affiliate shall enter into the Equity Agreement, pursuant to which Roche or its Affiliate shall purchase up to an aggregate of Five Million dollars ($5,000,000) of common stock of Stressgen and be issued warrants to purchase Two Million dollars ($2,000,000) of Stressgen common stock and Three Million dollars ($3,000,000) of Stressgen common stock (collectively, the “Warrants”) upon such terms and conditions, including price per share, as are set forth in such Equity Agreement and the Warrants.

3.3          Development Event Payments.  In consideration for Stressgen’s collaboration under this Agreement, including its co-development of the Target Product, Roche shall pay to Stressgen the following one-time, nonrefundable and non-creditable amounts, within [* * *] after the first occurrence of each of the following events, with respect to the first Target Product to achieve the respective event:

Event		Payment (millions of dollars)
1	[*] and receipt by Roche of an invoice for such amount	[*]
2	[*] and receipt by Roche of an invoice for such amount	[*]
3	[*]	[*]
4	[*]	[*]
5	[*]	[*]
6	[*]	[*]
7	[*]	[*]
8	[*]	[*]
9	[*]	[*]
10	[*]	[*]

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

Notwithstanding the foregoing, in the event US Regulatory Approval for [*] is limited to approval only for [*], then the [*] referred to above shall instead be adjusted as follows:  (a) in the case of [*] only, [*] and (b) in the case of [*] [*] provided, however that in the event that indication which was not approved at such time is later approved, then Roche would at that time pay a separate event payment to Stressgen equal to the difference between [*] and the amount already paid for the first of [*] or [*] to be approved.

Notwithstanding anything herein to the contrary, Roche shall make each of such payments in this Section 3.3 only once for the first occurrence of a respective event.  All payments made under this Section 3.3 are non-refundable and non-creditable.

3.4          Commercial Success Payments.  In consideration for Stressgen’s participation in the development and commercialization of Target Products hereunder, Roche shall pay to Stressgen the following one time, nonrefundable and non-creditable amounts, within thirty (30) days after [* * *] referred to in the chart below for each of the following events with respect to the cumulative worldwide Net Sales of the Target Product over [* * *]:

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

Commercial Event	Amount (millions of dollars)
Where aggregate Net Sales of Target Products in the Territory reach [*] as measured by the cumulative Net Sales during [*] ending on or prior to [*] after First Commercial Sale	[*]
Where aggregate Net Sales of Target Products in the Territory reach [*] as measured by the cumulative Net Sales during [*] ending on or prior to [*] after First Commercial Sale	[*]
Where aggregate Net Sales of Target Products in the Territory reach [*] as measured by the cumulative Net Sales during [*]	[*]
Where aggregate Net Sales of Target Products in the Territory reach [*] as measured by the cumulative Net Sales during [*]	[*]

Notwithstanding anything herein to the contrary, Roche shall make each of such payments in this Section 3.4 only once for the first occurrence of a respective event.  In the event Net Sales in a given period of [*] grow from less than one milestone threshold amount (e.g., just below [*]) past a second threshold amount [*] then Stressgen shall be paid both milestones achieved during such [*] period.

ARTICLE 4

PAYMENTS BASED ON SALES OF TARGET PRODUCTS

4.1          Payments to Stressgen Based upon Worldwide Net Sales.  In consideration for Stressgen’s co-development and commercialization activities under this collaboration and the rights of Roche to commercialize and manufacture Target Product as provided in this Agreement, and subject to the terms and conditions of this Agreement, Roche shall make payments to Stressgen based upon the volume of Target Product sold by Roche, its Affiliates and sublicensees in the Territory, as set forth in this Section 4.1, taking into account the adjustments as provided in Sections 4.3, 4.4, and 4.5.  Accordingly, Roche shall pay to Stressgen the following payments, based upon the worldwide Net Sales of Target Products, which such Net Sales shall be subject to adjustment as provided in this Article 4. Such sales-based payments shall be calculated by multiplying the following percentages by the following incremental annual worldwide Net Sales of Target Products in the Territory (all Net Sales amounts in $ US million):

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

Incremental annual worldwide Net Sales	Percent (%) of Net Sales
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

By way of illustration, assume in calendar year 2008 that (a) Net Sales of Target Product in the Territory total [*] and (b) no adjustments or deductions to payments under this Article 4 apply.  The sales-based payments due and payable by Roche to Stressgen for the calendar year would be $[*], calculated as follows:

Increment of Net Sales (in millions)	Applicable Sales-Based Payment Percentage	Amount Payable (in millions)
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]

4.2          Termination of Sales Based Payments.  Roche shall calculate and pay sales-based payments to Stressgen under this Article 4 commencing on the First Commercial Sale in the Territory.  The Net Sales of a given country shall be included in aggregate world wide Net Sales until the later of (a) expiration of the last to expire of the Stressgen Patent Rights containing a Valid Claim in such country and (b) [* * *] from the First Commercial Sale of such Target Product in such country (the “Sales-Based Payment Term”).

4.3          Adjustments Related to No Valid Claims.  Subject to Section 4.7, for each country of the Territory in which no Valid Claim exists for the Target Product, Roche shall have the right to include in aggregate worldwide Net Sales only [* * *] of the actual Net Sales of Target Products in such country.

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

4.4          Adjustments Related to Third Party Competition.  If in a country of the Territory in which no Valid Claim of a Target Product-Specific Patent exists for the Target Product, and (a) a Third Party is selling Competitive Product, (b) Roche has an obligation to make payments under this Agreement with respect to Net Sales of such Target Products in such country, and (c) in such country, sales of units of Competitive Products in aggregate total at least [* * *] of the aggregate sales of units of Competitive Products and Target Products as measured at the end of [* * *], then Roche shall have the right to calculate sales-based payments by including only [* * *] of the amount Roche would have otherwise included for such country to calculate sales-based payments if no Competitive Product existed in such country, subject to Section 4.7.

4.5          Adjustments Related to Third Party Payments.  Roche or its Affiliate shall pay and be responsible for the entire consideration owed to any Third Party pursuant to the terms of any licensing arrangement related to a Third Party Right, but shall keep Stressgen informed as reasonably requested by Stressgen regarding progress of negotiations with such Third Party regarding such licensing arrangement.  Roche shall have the right to deduct a maximum of [* * *] of the consideration actually paid to a Third Party with respect to such Third Party Right (“Deductible Consideration”) from payments otherwise due and payable by Roche to Stressgen under this Article 4, solely to the extent such Deductible Consideration is allocable to HspE7.  In no event shall the sales-based payment owed to Stressgen under this Article 4 be reduced in any given year below the greater of (a) [* * *] of that otherwise due and owing or (b) [* * *] of worldwide Net Sales in the Territory.

4.6          Payments Under the MIT Agreement.  Notwithstanding anything to the contrary herein, the Parties acknowledge that Stressgen and MIT have entered into the MIT Agreement, as it is and may be further amended.  Subject to Section 4.2, Stressgen or SBC, as the case may be, shall directly pay MIT any amounts due to MIT under such agreement, and such amounts shall not affect or be offset against the sales-based payments owing from Roche to Stressgen under this Agreement.

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

4.7          Maximum Adjustments.  In no event shall Roche, for any Target Product in any country in the Territory, reduce the amount payable to Stressgen hereunder to less than [* * *] of Net Sales of such Target Product, on account of adjustments under this Article 4.

4.8          Combination Products.  In the event Roche or its Affiliates sell a product which is comprised of the Target Product as well as, other pharmaceutically active agent(s) (a “Combination Product”), the Parties shall meet approximately one (1) year prior to the anticipated commercial launch of such Combination Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative significance and value of the Target Product and the other pharmaceutically active agent(s) contained in the Combination Product.  If, after good faith negotiations (not to exceed ninety (90) days), the Parties cannot agree to an appropriate adjustment, Net Sales shall equal Net Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value of the Target Product and the denominator of which is the reasonable fair market value in the aggregate, of all pharmaceutically active agents contained in the Combination Product; provided, however, that, for the purposes of the foregoing calculation, in no event shall the fair market value of the Target Product in any Combination Product be less than [* * *] of the fair market value of all pharmaceutically active agents contained in such Combination Product.

ARTICLE 5

PAYMENT, REPORTING, AUDITING

5.1          Currency and Conversion.

(a)           All payments under this Agreement shall be in U.S. Dollars.

(b)           Whenever calculation of Net Sales requires conversion from any foreign currency, Roche shall convert the amount of Net Sales in foreign currencies as computed in the Roche’s central Swiss Francs Sales Statistics for the countries concerned.  Roche shall first convert the amount of Net Sales into Swiss Francs and

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

then into U.S. Dollars, using the average year-to-date rate of exchange for such currencies as retrieved from the Reuters’ system for the applicable period, in accordance with Roche’s then current standard practices.

(c)           For sublicensees in a country, when calculating the Net Sales, the sublicensee shall report to Roche the amount of such sales within thirty (30) days from the end of the reporting period, after having converted each applicable monthly sales in foreign currency into Swiss Francs using the average rate of exchange published in the Wall Street Journal (or some other source agreed upon by the Parties for any particular country) for each respective month of the reporting period.

5.2          Sales-Based Payments.  After the First Commercial Sale of the Target Product in any country of the Territory, Roche shall calculate sales-based payments set forth in Article 4 quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of a reporting period).  Roche shall pay such payments quarterly within sixty (60) days after the end of each reporting period in which Net Sales occur during the Term.

With each such payment, Roche shall deliver to Stressgen the following information split between U.S. and rest of world:

(a)           Adjusted Gross Sales for Target Product;

(b)           Net Sales for  Target Product;

(c)           the sales-based payments due to Stressgen for the reporting period;

In the event Roche does not pay to Stressgen any amounts due under this Agreement within the applicable time period set forth herein, such payment shall bear interest, to the extent permitted by applicable law, at [* * *] calculated on the number of days such a payment is overdue.

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

5.3          Taxes.

(a)           Stressgen or SBC, as the case may be, shall pay all applicable taxes levied on account of payments accruing or made to Stressgen under this Agreement.

(b)           If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any amounts payable under this Agreement to Stressgen, Roche shall promptly pay such tax, levy or charge for and on behalf of Stressgen to the proper governmental authority, and shall promptly furnish Stressgen with receipt of such payment.  Roche shall have the right to deduct any such tax, levy or charge actually paid from payment due Stressgen or be promptly reimbursed by Stressgen if no further payments are due Stressgen.  Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

5.4          Blocked Countries.  If by reason of law Roche is unable to convert to U.S. dollars a portion of the amount due by Roche under this Agreement, then Roche shall notify Stressgen in writing and Stressgen shall have the right to receive such portion and, upon written request from Stressgen, Roche shall pay to Stressgen such portion, in the currency of any other country designated by Stressgen and legally available to Roche.

5.5          Accounting.

                (a)           Roche shall maintain and cause its Affiliates and sublicensees to maintain books of account containing all particulars that may be necessary for the purpose of calculating all payments under this Agreement.  Such books of account shall be kept at their principal place of business. Stressgen shall have the right to engage Roche’s independent, certified public accountant to perform, on behalf of Stressgen, an audit, conducted in accordance with International Accounting Standards (“IAS”), of such books and records of Roche and its Affiliates and sublicensees as is necessary to confirm any amounts payable to Stressgen under this Agreement for the period or periods requested by Stressgen and the correctness of any report or payments made under this Agreement.

(b)           Such audits shall be conducted during normal business hours upon reasonable prior written notice from Stressgen (minimum of thirty (30) days) in such a manner as to not unnecessarily interfere with Roche’s normal business activities, and shall include results of no more than [* * *] preceding calendar years prior to audit notification.  Stressgen shall have a right to request from the independent certified public accountant full access to review all work papers and supporting documents pertinent to such audit.

(c)           Such audit shall not occur more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time.  Notwithstanding the preceding, if Stressgen reasonably believes, after reviewing information received from Roche’s independent public accountant, that an additional audit is appropriate to address an apparent discrepancy between Roche’s returns and other information as is necessary for reporting hereunder, Stressgen shall have the right, by an audit specialty firm acceptable to Roche, employed by Stressgen and at Stressgen’s own expense, to perform such necessary audit procedures.

(d)           The use of all information, data, documents and abstracts referred above shall be for the sole purpose of verifying  statements or compliance with this Agreement, shall be treated as Roche Confidential Information subject to the obligations of this Agreement and, except in the event of a dispute between the Parties regarding amounts payable hereunder or the results of any audit, need not be retained more than [* * *] from the end of the calendar year to which each shall pertain.  Audit results shall be shared by Roche and Stressgen.

(e)           If any audit hereunder reveals an underpayment, Roche shall promptly make up such underpayment, and if such underpayment is more than [* * *], together with accrued interest calculated in accordance with Section 5.2.  Stressgen shall bear the full cost of any audit under this Section 5.5, unless such audit discloses

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

an underpayment by Roche of more than [* * *] of the amount owed hereunder, in which case Roche shall bear the full cost of such audit as performed by Roche’s independent, certified public accountant, and/or such independent audit firm as may be used pursuant to Subsection (c) above.

(f)            The failure of Stressgen to request verification of any payment calculation during which corresponding records are required to be retained under this Section 5.5 shall be considered acceptance of such reporting by Stressgen.

ARTICLE 6

COLLABORATION GOVERNANCE

6.1          Steering Committee.  In furtherance of their collaboration, the Parties shall establish a Steering Committee of three (3) representatives from each Party.  Each Party shall within thirty (30) days after the Execution Date select its initial representatives and set a date shortly thereafter for the first meeting of such Steering Committee.  Each Party may replace its representatives at any time on prior written notice to the other Party.  The Chairperson of the Steering Committee shall alternate between the Parties on annual calendar year (January 1 — December 31) basis, with the first chairperson being from Roche and having a term running until December 31, 2002.  The Chairperson shall be responsible for providing an agenda for each meeting at least ten (10) days in advance of such meeting.  The Party not chairing the Steering Committee shall prepare written draft minutes of all meetings in reasonable detail and distribute such draft minutes to all members of the Steering Committee for comment and review within twenty (20) days after the relevant meeting.  The Steering Committee members shall have ten (10) days to provide comments.  The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all members of the Steering Committee within thirty (30) days of the relevant meeting.

6.2          Joint Development Committee.  In addition, in order to coordinate the activities of the Parties in the development for commercialization of the Target Product, the Parties shall establish a Joint Development Committee (“JDC”).  The JDC will consist of three (3) representatives from each Party.  Each Party shall within thirty (30)

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

days after the Execution Date select its initial representative(s) and set a date shortly thereafter for the first meeting of such JDC.  Each Party may replace its representative(s) at any time on prior written notice to the other Party.  The Chairperson of the JDC shall alternate between the Parties on annual calendar year (January 1 — December 31) basis, with the first chairperson being from Stressgen and having a term running until December 31, 2002.  The Chairperson shall be responsible for providing an agenda for each meeting at least five (5) days in advance of such meeting.  The Party not chairing the JDC shall prepare written draft minutes of all meetings in reasonable detail and distribute such draft minutes to all members of the JDC for comment and review within ten (10) days after the relevant meeting.  The JDC members shall have ten (10) days to provide comments.  The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all members of the JDC and the Steering Committee within thirty (30) days of the relevant meeting.

6.3          Finance Subcommittee.  Each Party shall also appoint a representative with expertise in financial accounting, cost allocation, budgeting and financial reporting (“Finance Subcommittee”) to work under the direction of the Steering Committee and provide services and consult with the Steering Committee addressing financial, budgetary and accounting issues that arise in connection with the collaboration hereunder, in particular with respect to the Development Plan.

6.4          Manufacturing Transition Team.  Each Party shall also appoint representatives with expertise in pharmaceutical manufacturing (“Manufacturing Transition Team”) to work under the direction of the JDC and coordinate transition of the Manufacturing Transfer Package to Roche.

6.5          Meetings and Responsibilities of the Steering Committee.  The Steering Committee shall meet at least two (2) times per year during the Term, with at least one (1) meeting during each year in person (the location of each meeting in person to alternate between the offices of each Party), for so long as the Development Plan contemplates clinical development of Target Product in the Territory for the purpose of obtaining, expanding or maintaining Regulatory Approval in a country of the

Territory and continuing until completion of all commercial launches of the Target Product in the Territory.  The Steering Committee shall have the authority to determine  the following:

(a)           decide upon updates and modifications to the Development Plan, as necessary;

(b)           decide upon budget issues, including addressing significant variances from the approved annual budget and assessing actual costs incurred to date vs. budget;

(c)           decide upon strategy with respect to each clinical and regulatory issue related to Target Product in any country of the Territory;

(d)           decide upon a plan for each clinical trial program for Target Product prior to the start of any such clinical trial, subject to Section 7.3;

(e)           as necessary, decide to allow permission for a Third Party clinical investigator to conduct proof of concept clinical trials for Target Product not called for under the Development Plan, including for additional indications for Target Product not then currently under the Development Plan;

(f)            decide upon standards for calculating, accounting for and auditing Development Costs, and Stressgen RRP Development Costs;

(g)           if necessary, decide whether to use Stressgen as a secondary source of supply;

(h)           resolve any matters discussed and not agreed upon at the JDC; and

(i)            perform such other functions as the Parties may agree in writing.

6.6          Meetings and Responsibilities of the JDC.  The JDC shall communicate frequently and outside formal meetings.  The JDC will meet in person at least two (2)

times per year during the Term, for so long as the Development Plan contemplates clinical development of Target Product in the Territory for the purpose of obtaining, expanding or maintaining Regulatory Approval in a country of the Territory.  The location of the in-person meetings shall alternate between the offices of each Party.  At each meeting, the JDC shall discuss and make recommendations to the Steering Committee, and/or if indicated below, determine or approve, the following, among other matters:

(a)           clinical development endpoints, including deciding upon a clinical development endpoint for identification and validation of a pharmacodynamic marker;

(b)           managing of clinical and regulatory activities;

(c)           managing CMC activities;

(d)           allocation of clinical supply for clinical trials across the Territory;

(e)           direct the Manufacturing Transition Team and coordinate transition of the Manufacturing Transfer Package;

(f)            possible updates or modifications to the Development Plan, including review of the initial Development Plan;

(g)           review of possible Inventions made in the conduct of the Development Plan;

(h)           provide input to, analyze the progress of, and otherwise approve the continuation of, the Other Stressgen Development Activities (as defined in Section 7.3(d);

(i)            determining whether, and when to include any of the Other Stressgen Development Activities in the Development Plan, as necessary;

(j)            approving Third Parties proposed to perform Development Activities for RRP;

(k)           with respect to the Other Stressgen Development Activities, defining procedures to ensure required reporting of any adverse events from these trials;

(l)            as necessary, consider and request Stressgen to conduct Roche Development Activities; and

(m)          performance of such functions as the Parties agree in writing are appropriate for the JDC to perform.

6.7          Decisions.

(a)           Unanimous Decisions.  All decisions made by the JDC and the Steering Committee must be by unanimous vote, with each Party’s representatives collectively having one vote.

(b)           JDC Disputes.  If a dispute or issue arises regarding any matter for which the JDC has the right to make a decision, and such matter is not resolved within ten (10) days, the JDC shall submit such dispute or issue for resolution to the Steering Committee.

(c)           Steering Committee Disputes.  If a dispute or issue arises regarding any matter for which the Steering Committee has the right to make a decision, and such matter is not resolved within thirty (30) days by the Steering Committee, it shall submit the dispute or issue for resolution by the Executive Officers.  The Executive Officers shall have a period of thirty (30) days from submission to resolve the dispute or issue.

(d)           Final Decision Making Authority.  If the Executive Officers are unable to resolve the dispute or issue within the thirty (30) day period, then final decision regarding the dispute or issue shall [* * *].

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

ARTICLE 7

DEVELOPMENT PLAN AND CONDUCT OF DEVELOPMENT ACTIVITIES

7.1          Development Plan.  The Parties have held initial discussions with respect to and preliminarily agreed upon an initial Development Plan.  Only the Steering Committee shall have the right to modify the Development Plan (including work and timelines), as described below.  The Parties anticipate that promptly following the Execution Date and the formation of the JDC and the Steering Committee, the JDC shall review the initial Development Plan in detail and propose appropriate revisions thereto for adoption by and approval of the Steering Committee.  The Development Plan shall govern all development of Target Products in the Territory, except as provided in Section 7.3(d).

7.2          Goals of Development.  The Parties hereby acknowledge and agree that goals for development of Target Products hereunder will be to obtain Regulatory Approval for (i) the treatment of [* * *] (ii) such [* * *][* * *], (iii) other
[* * *], and (iv) Target Products for the treatment of [* * *].

7.3          Conduct and Funding of Development Activities.

(a)           Roche Obligations.  Subject to Sections 7.3(c) and 7.3(d), commencing on the Effective Date, Roche will conduct all Development Activities (the “Roche Development Activities”).  To the extent Roche wishes to use a Third Party to conduct any such Development Activity, the JDC shall first consider Stressgen to perform such Activity.

(b)           Development Costs.  To the extent Roche conducts Development Activities by itself or using a Third Party, Roche shall bear all costs associated with the Roche Development Activities.  In addition, Roche shall reimburse Stressgen Stressgen’s Development Costs, on a quarterly basis, within thirty (30) days of receipt of invoice from Stressgen.  Such invoice shall include reasonable documentation which itemizes and explains the Development Costs incurred by Stressgen.  Any undisputed amount which is not paid by such thirty (30) days from receipt of invoice shall bear

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

interest, to the extent permitted by applicable law, at [* * *], calculated on the number of days such a payment is overdue.

(c)           RRP Indication.  Stressgen will conduct Development Activities related to RRP which are other than preparation and submission of regulatory dossiers.  Stressgen shall bear all Stressgen RRP Development Costs  up to a maximum of [* * *].  To the extent Stressgen RRP Development Costs exceed [* * *], the Parties must agree in writing for a plan for sharing the excess costs associated with such Development Activities or such Development Activities shall cease.  Roche shall be responsible for the preparation and submission of regulatory dossiers with respect to RRP and shall bear all associated costs.  Stressgen shall not be responsible for reimbursement to Roche of any costs incurred in connection with the development of RRP, including any activities with respect to clinical, regulatory or other development activities.  The Finance Subcommittee shall recommend for adoption by the Steering Committee standards with respect to accounting for and auditing such Stressgen RRP Development Costs, with the proviso that such standards shall be easily implemented within the constraints of Stressgen’s reporting and accounting system.

(d)           Other Stressgen Development Activities.  The Parties agree and acknowledge that, as of the Execution Date, (i) Stressgen or its Affiliate is a party to the NCI Agreements under which Stressgen has agreed to supply National Cancer Institute (NCI) clinical grade HspE7 materials for clinical trials for [* * *] to be sponsored and conducted by NCI, provided the trials conducted by NCI are pursuant to protocols approved by Stressgen; (ii) Stressgen has granted permission to a Third Party clinical investigator, as set forth on Exhibit B, to conduct clinical trials for cervical dysplasia, and (iii) Stressgen is in the process of itself conducting, and subject to JDC approval (such approval not to be unreasonably withheld in the event such decision escalates to Roche for final decision), shall have the right to continue to conduct, clinical trails related to [* * *] specifically set forth on Exhibit B (collectively, the “Other Stressgen Development Activities”).  For such activities, which are not part of the Development Plan and so not a Development Activity, Stressgen shall be responsible for all associated costs, including costs associated with the conduct of clinical trials and

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

as per Article 9, for the supply of clinical grade Target Product necessary therefor in connection with such Other Stressgen Development Costs.  If the JDC decides to include one or more of such Other Stressgen Development Activities in the Development Plan, then (i) thereafter they shall be deemed to be Roche Development Activities and funded entirely by Roche and (ii) Roche shall reimburse Stressgen all of Stressgen’s costs associated with the Other Stressgen Development Activities to the extent such activity occurred after the Execution Date.  Stressgen shall have the right, at any time following the Execution Date, to terminate any or all of the Other Stressgen Development Activities, without the approval or consent of Roche.  Pursuant to the NCI Agreements or otherwise, there is no obligation on the part of Stressgen to use the data resulting from any clinical trial conducted thereunder in support of a BLA Filing.

(e)           Use of Third Parties.  Subject to JDC approval, Stressgen shall have the right to use, Third Parties to provide or perform Development Activities for RRP.  Payments to such Third Parties shall be included in the Stressgen RRP Development Costs.  Stressgen shall remain liable for the performance of its obligations hereunder which it delegates to any such Third Party provider.

(f)            Accounting Disputes.  Any accounting disputes arising between the parties with respect to Development Costs shall be submitted to the Finance Subcommittee for resolution.  In the event the Finance Subcommittee cannot resolve such matter in thirty (30) days, it shall be referred to the Steering Committee.

7.4          Standards of Conduct.  Each Party or its third party contractors shall perform the Development Activities for which it is responsible under the Development Plan in good scientific manner and in compliance with applicable laws, rules and regulations.  At each JDC meeting, each Party will keep the JDC fully informed regarding the progress and results of such Party’s development activities with respect to Target Products in the Territory.

7.5          Diligent Development.  Roche shall use Diligent Efforts to achieve the goals set forth in Section 7.2.  Each of the Parties agrees to cooperate with the other in carrying out the Development Plan.

7.6          Development Limitations.  Except for any trials conducted pursuant to the NCI Agreement or the independent investigator referenced in Section 7.3(d), neither Party may conduct or have conducted on its behalf, or enable any Third Party to conduct, any clinical activities for Target Product not approved under the Development Plan or by the JDC.  Notwithstanding the preceding, (a) the Steering Committee shall have the right to decide to allow permission for any other Third Party clinical investigator to conduct proof of concept clinical trials for Target Product not called for under the Development Plan, including for additional indications for Target Product not under the Development Plan, (b) Roche shall have the right to, for a given country, conduct or have conducted on its behalf post Regulatory Approval clinical studies for a Target Product for an indication that was the subject of Regulatory Approval in such country, provided such studies are other than to obtain, expand and/or maintain Regulatory Approval of such indication in such country for the Target Product, and (c) Stressgen shall have the right to conduct or have conducted Other Stressgen Development Activities.

7.7          Updating the Development Plan.  The Steering Committee may decide to update the Development Plan on a rolling basis whenever needed if changes in the Development Plan so require such update.  In any event, on an annual basis by October 15 of each year until the date when the Steering Committee no longer intends to develop Target Product in the Territory,  the Steering Committee shall confirm or change the Development Plan.  Any proposed change shall include, for the appropriate time period as determined by the Steering Committee, a plan of development activities, their associated budget, and timelines for performing such development activities.

ARTICLE 8

DEVELOPMENT — REGULATORY AND SAFETY

8.1          Assignment of INDs, Other Documentation to Roche.  Promptly following the Effective Date, Stressgen shall provide Roche with copies of all correspondence with the regulatory agencies regarding Target Products.  Within thirty (30) days after the Effective Date, Stressgen shall transfer and assign to Roche all INDs in its possession and control with respect to Target Product.  In addition, Stressgen shall transfer and assign to Roche any drug master files or other regulatory dossiers containing information necessary or useful to Roche in connection with its regulatory filings for Target Product, within thirty (30) days after the Effective Date.  Stressgen shall provide Roche with all historical adverse event reports on the Target Product at the time of IND transfer.

8.2          Responsibility for Regulatory Affairs.  From and after the date of transfer of the INDs to Roche, and consistent with the Development Plan, Roche shall be responsible for all regulatory affairs in the Territory related to Target Product, including the preparation and filing of applications for Regulatory Approval, as well as any or all governmental approvals required to manufacture, or have manufactured, Target Product.  Roche shall file all such applications in its own name, or that of its Affiliate.  Roche and shall provide a copy of any BLA filing for RRP in the US for a Target Product to Stressgen for its comment prior to filing with the FDA.  In addition, Roche shall provide to Stressgen reasonable written notice of all meetings and conference telephone calls with the FDA related to Target Products for the United States and for RRP Stressgen shall have a right have one person attend as a silent observer.  Roche shall provide to Stressgen copies of all correspondence and final filings (including, without limitation, IND filings and BLA Filings) related to Target Product with regulatory authorities in all countries of the Territory promptly (and in any event within thirty (30) days) following receipt or filing, as applicable.

                8.3          Drug Safety.  Roche shall be responsible for reporting, at its expense, to appropriate authorities in accordance with local requirements all adverse events related to use of Target Product worldwide, except that prior to Stressgen transferring ownership of IND(s) to Roche pursuant to Section 8.1, Stressgen shall be responsible for the reporting of such adverse events, at Stressgen’s expense.  Adverse events related to the use of Target Product worldwide shall be in a single database, centralized, held and owned by Roche.  The Parties shall develop procedures by which the Parties shall have coordinated efforts to assure proper reporting of all adverse events.  With respect to the Other Stressgen Development Activities, the JDC shall promptly define procedures to ensure required reporting of any adverse events from these trials.

8.4          Product Withdrawals.  In the event that any regulatory agency in the Territory threatens or initiates any action to remove a Target Product from the market, Roche shall promptly notify Stressgen in writing of receipt of such notice by Roche.

8.5          Mutual Covenants.  Each Party covenants the following:

(a)           That it shall comply in all material respects with all federal, state, provincial, territorial, governmental and local laws, rules and regulations applicable to the development, manufacture and commercialization of Target Product by such Party.

(b)           That it shall disclose immediately to the other Party all information in its possession or control and as to which it becomes aware concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Target Product.

ARTICLE 9

MANUFACTURE AND SUPPLY

9.1          [* * *] Transition to New Manufacturing Process. Roche understands and acknowledges that as of the Execution Date, pursuant to an agreement with Stressgen, [* * *] manufacturer for clinical supplies of Target Product.  In addition, the Parties understand and acknowledge that, as of the Execution Date, Stressgen is in the process of transitioning the manufacture of clinical grade Target Product from an earlier process (“Process A”) to a newer process (“Process B”), working in conjunction with [* * *].  As used in this Article 9, clinical grade Target Product manufactured using Process A shall be referred to as the “Process A Target Product,” and clinical grade Target Product manufactured using Process B (or any subsequent process or variant thereof) shall be referred to as “Process B Target Product.”

9.2          Clinical Supplies of Process B Target Product. Roche shall supply in finished form all clinical supply of Process B Target Product and placebo to be used in the Territory during the Term, either by itself, or through a Third Party.  Stressgen shall

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

maintain in full force and effect all agreements and relationships with [* * *] and any other Third Party necessary to ensure that Roche has uninterrupted access to clinical supply, under terms no less favorable than in existence as of the Execution Date, prior to and during any manufacturing transition.

Stressgen shall use Diligent Efforts to provide, and shall, to the extent within its control, cause [* * *] to Roche or its designee, the Manufacturing Transfer Package [* * *].  Stressgen shall cooperate with Roche at Roche’s cost for reasonable out-of-pocket expenses incurred by Stressgen with respect to implementing the necessary transfer of manufacturing know how to Roche.

9.3          Clinical Supplies of Process A Target Product for Use in RRP and the Other Stressgen Development Activities.  To the extent it has not already done so as of the Execution Date, Stressgen shall be responsible for obtaining all of its requirements for clinical supply of Process A Target Product, and placebo, in finished form to be used in the Territory during the Term, either by itself, or through a Third Party, for RRP as well as the Other Stressgen Development Activities. Costs incurred by Stressgen for clinical supply of Process A Target Product and placebo for use in RRP clinical trials shall be included within Stressgen RRP Development Costs.

9.4          Clinical Supplies of Process B Target Product for Use in RRP and the Other Stressgen Development Activities.

(a)           Roche shall use Diligent Efforts to supply, either by itself or through a Third Party, Stressgen all Process B Target Product and placebo requested by Stressgen for Development Activities related to RRP and Other Stressgen Development Activities, in the form and formulation specified by Stressgen.  Notwithstanding the above, Roche shall have no obligation to supply to Stressgen (i) [* * *], (ii) a number of units of placebo in excess of the units of Target Product supplied by Roche, or (iii) any form or formulation of Process B Target Product that Roche is not otherwise manufacturing for the Roche Development Activities.  In the event Stressgen requests Target Product in a form or formulation that Roche is not otherwise manufacturing for

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

the Roche Development Activities, Roche shall be obligated to supply to Stressgen only [* * *].

(b)           Promptly after the Effective Date, Roche and Stressgen shall agree in writing on (i) the amount of Target Product and placebo to be supplied by Roche to Stressgen for the first year after the Effective Date, which amounts Stressgen shall receive as soon as practicable but in any event not later than a mutually agreed upon period after the Effective Date, and (ii) procedures for Stressgen submitting its requirements and Roche supplying Process B Target Product and placebo thereafter.  Such procedures shall include Stressgen providing (a) annual non-binding [* * *] forecasts of its requirements and (b) firm purchase commitments no less than [* * *] prior to the time the order must be delivered to Stressgen by or on behalf of Roche.

(c)           Amounts paid by Stressgen to Roche for clinical supply of Process B Target Product and placebo for use in RRP clinical trials shall be included within Stressgen RRP Development Costs.

9.5          Commercial Supply.

(a)           Roche’s Rights to Supply.  Roche shall be solely and exclusively responsible at its own expense for the manufacture and supply of Target Product for sale in the Territory, either by itself or through Third Parties.  Roche agrees and acknowledges that its rights to supply Target Product for sale in the U.S. are subject to Section 2.2 of the MIT Agreement.  If Roche decides to engage one or more secondary suppliers to ensure there are multiple, stable sources of Target Product for sale in the Territory, then Roche shall notify Stressgen in writing and Stressgen shall have a right to present itself as a potential secondary source of commercial supply of Target Product.  In such event, the decision of whether to use Stressgen as a secondary source of supply shall rest with the Steering Committee.

(b)           Manufacturing License Grant.  Subject to the terms of this Agreement, and in order to effectuate Roche’s grant of rights to be the primary supplier of Target Product for commercial sale in the Territory (a) [* * *]; and (b) [* * *].  Roche

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

agrees and understands that the license set forth above, to the extent it contains within it a sublicense under the MIT Agreement, shall terminate as provided in Article 16, but in no event shall the term thereof extend beyond the term of the MIT Agreement.  Such acknowledgement is subject to the terms and conditions of this Agreement, in particular Articles 15 and 17.  The rights and licenses granted to Roche under this Section shall include the right to grant [* * *] to its Affiliates and Third Parties under such rights and licenses, in whole or in part.  If Roche grants such a [* * *], Roche shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Affiliate or Third Party [* * *] to the same extent as they apply to Roche for all purposes.  Roche assumes full responsibility for the performance of all obligations so imposed on such Affiliate or Third Party [* * *] and will itself account to Stressgen for all payments due under this Agreement by reason of such [* * *].  Any [* * *] granted under this Section 9.5(b) by Roche shall terminate upon the early termination of this Agreement, and will revert to non-exclusive upon expiration of the Term.

The foregoing rights are subject to the limited retained rights of Stressgen to make, or have made, Process A Target Product for its use in clinical trials as provided in Section 9.3.

9.6          Packaging.  To the extent in compliance with legal and commercial requirements on a country-by-country basis, Roche agrees that the packaging of all Target Products sold by Roche, its Affiliates or sublicensees shall identify Stressgen as licensor in a manner approved in advance in writing by Stressgen.  From time to time, Stressgen shall provide to Roche in writing the form and manner in which Stressgen approves of the use of Stressgen’s name in connection with, or in relation to any such packaging.

ARTICLE 10

COMMERCIALIZATION

10.1        Responsibilities of Roche.  Except as expressly set forth in this Article 10, Roche, at its own expense, shall have sole responsibility and decision making authority for the marketing, promotion, sale and distribution of Target Product in the

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

 Territory, including post-registration clinical and marketing studies which are not conducted in order to obtain, expand and/or maintain Regulatory Approval of a Target Product in the Territory.

10.2        Diligent Efforts by Roche; Reporting.  During the Term, upon written request of Stressgen not to exceed once per year, Roche will fully inform Stressgen regarding the commercialization of Target Products in the Territory by Roche, its Affiliates and sublicensees.  Roche, directly or through its Affiliates and/or sublicensees, shall use Diligent Efforts to pursue the commercialization of Target Products throughout the Territory.  If Stressgen believes in good faith that Roche has failed to utilize Diligent Efforts with respect to commercialization of Target Product, then Stressgen may give Roche written notice of such alleged failure, identifying the countries at issue and specific detailed reasons of such allegation.  Stressgen recognizes that Roche does seek to market its products in all countries of the Territory, and may not seek to commercialize Target Product in every country of the Territory.  Within [* * *] days following Roche’s receipt of any such notice from Stressgen, Roche shall have the right to  provide Stressgen with a written response specifying, in reasonable detail, how it is using or has begun to use such Diligent Efforts.

If Roche does not provide a written response which demonstrates, in reasonable detail, how it has complied with its obligation to use Diligent Efforts within [* * *] days after the receipt of such notice, then, effective upon the expiration of such [* * *] day period, Stressgen shall have the right to terminate this Agreement for the country(ies) at issue upon written notice to Roche; provided, however, that in the event of a dispute between the Parties with respect to whether Roche has failed to utilize Diligent Efforts with respect to commercialization of Target Product in a country, then such dispute shall be resolved in accordance with Article 18.  The consequences of any termination pursuant to this Article 10 shall be as set forth in Section 16.4.

10.3        Co-Promotion by Stressgen.  Stressgen shall have the right to co-promote Target Products in the U.S. (to be more fully described in a written co-promotion plan to be agreed upon by the Parties reasonably in advance of the

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

anticipated launch of the first Target Product in the U.S.) as follows: (a) detailing of Target Products to [* * *] using approximately   [* * *] Stressgen sales representative FTEs; and (b) if Roche wishes to seek a partner to detail Target Product to [* * *], then detailing of Target Products to [* * *] using approximately [* * *] Stressgen sales representative FTEs.  Stressgen shall be responsible for the training and compensation of all such Stressgen FTEs devoted to promoting Target Products, and Roche shall [* * *].

10.4        Roche Competitive Products.  In the event that Roche, at any time during the term of this Agreement, acquires rights, whether by reason of its own effort or under license from a Third Party, to a Roche Competitive Product (as defined below), then such Roche Competitive Product shall be [* * *].  As used in this Section 10.4, “Roche Competitive Product” shall mean (a)  [* * *] whether or not such product is owned by or licensed to Roche or (b)  [* * *].  In the event Roche terminates this Agreement pursuant to Section 16.4 and by the end of [* * *] following the effective date of such termination, any such Roche Competitive Product is [* * *]: (i) [* * *]; (ii) [* * *]; and (iii) [* * *].  After the [* * *] of such effective date of termination, Roche would no longer be obligated to [* * *] under this Section 10.4.

ARTICLE 11

TRADEMARKS

11.1        Trademarks.  Roche shall own worldwide all trademarks on and in connection with Target Products (excluding trade names of Stressgen used on and in connection with Target Products), and shall, at its cost, be responsible for procurement, maintenance and enforcement of all worldwide trademarks registration on and in connection with Target Products.

ARTICLE 12

OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

                12.1        Ownership of Intellectual Property.  As between the Parties, Stressgen shall own all Stressgen Inventions, Roche shall own all Roche Inventions,

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

 and Stressgen and Roche shall jointly own all Joint Inventions. Except to the extent any Joint Invention is exclusively licensed by one Party to the other Party hereunder, each Party shall have the right to practice Joint Inventions, and to grant licenses to Affiliates and Third Parties under Patents claiming Joint Inventions, without the other party’s consent and without any duty to account to the other Party with respect thereto.  Each Party shall require all of its employees to assign all inventions related to Target Products made by them to such Party.

12.2        Patent Prosecution and Maintenance.

(a)           Base Patents.  To the extent any Base Patents or other Stressgen Patent Rights are licensed to Stressgen under the MIT Agreement (collectively, “MIT Patents”), the provisions of this Section 12.2 shall be subject to all applicable terms and conditions of the MIT Agreement, and this Section 12.2 shall in no event be construed to confer on Roche any right with respect to the Handling (as defined below) of any such MIT Patents.  Stressgen shall prepare, file, prosecute (including interference and opposition proceedings) and maintain (including interferences, re-examination and opposition proceedings) (collectively, “Handle”) the Base Patents (excluding any MIT Patents), at Stressgen’s expense.

Stressgen shall use reasonable efforts to consult with Roche as to the Handling of all Base Patents in sufficient time (for example 30 days for instances where actions are due within 3 months of a communication from a Patent Office) before any action is due to allow Roche to provide comments thereon, which comments Stressgen must reasonably consider if provided to Stressgen at least thirty (30) days before such action is due.  Should Stressgen decide that it does not desire to Handle a Target Product-Specific Base Patent in a given country, it shall advise Roche thereof no less than sixty (60) days prior to the date when the Target Product-Specific Base Patent would become abandoned in such country.  At the written request of Roche, Stressgen shall then, at no cost to Stressgen, assign to Roche such Target Product-Specific Base Patent in such country, and Roche may thereafter Handle the same in Roche’s name, at Roche’s own cost, to the extent that Roche desires to do so.  For purposes of clarification, as between the Parties Stressgen shall have sole control over, and decision-making authority with respect to, the Handling of Base Patents to the extent the scope of claims relates to subject matter other than Target Product.

(b)           Stressgen Inventions.

(i)            Priority Applications.  Stressgen promptly will notify Roche in writing (“Patent Notice”) of any Stressgen Inventions on which Stressgen intends to file a patent application.

Within sixty (60) days after receipt of the Patent Notice, Roche will notify Stressgen in writing if Roche has an interest in having a priority patent application filed.  If Roche timely notifies Stressgen in writing of interest in having a priority application filed (“Stressgen Invention Priority Application”), then:

(A)          Roche will reimburse Stressgen for fifty percent (50%) of the reasonable and documented external costs for preparing, filing and prosecuting the Stressgen Invention Priority Application and maintaining any resulting Stressgen Patents within thirty (30) days of invoice by Stressgen;

(B)          Stressgen promptly will prepare and send to Roche a draft of the Stressgen Invention Priority Application for Roche’s comment and approval; and

(C)          Roche shall confirm receipt of the draft Stressgen Invention Priority Application and provide its comments on the draft to Stressgen within thirty (30) days after receipt thereof (“Comment Period”).

After reasonably considering Roche’s comments, Stressgen shall file the Stressgen Invention Priority Application.  If Roche fails to provide comments on a draft within the Comment Period, Stressgen shall be free to file the Application at the end of the Comment Period or later.

If Roche does not timely notify Stressgen in writing of interest in a Stressgen Invention Priority Application, Stressgen shall be free to file the application at its sole expense and discretion.

(ii)           Corresponding Application in Foreign Countries.  Within six (6) months after the filing of a Stressgen Invention Priority Application, Stressgen shall provide Roche a written list of countries (“Country List”) in which Stressgen intends to file patent applications that claim priority from the given Stressgen Invention Priority Application.  Roche, as promptly as practicable, shall notify Stressgen in writing of those countries on the Country List and any additional countries (“Additional Countries”) where Roche requests that patent applications be filed.  In turn, Stressgen promptly shall notify Roche if it agrees with the filing of applications in such Additional Countries selected by Roche.

Stressgen shall file patent applications at least in those countries where Roche and Stressgen agree to the filing of patent applications (“Mutually Agreed to Countries”) as well as in Additional Countries selected by Roche that are not within the Mutually Agreed to Countries.  Stressgen shall have the option of filing an international application designating at least the Mutually Agreed to Countries, to be followed by national filings in the desired countries.

Stressgen shall be responsible for the filing and prosecution of the patent applications and the maintenance of the granted patents as to the Mutually Agreed to Countries.  As to the Mutually Agreed to Countries, Roche and Stressgen each will pay fifty percent (50%) of the reasonable external costs relating to the preparation, filing and prosecution of the patent applications and the maintenance of the granted patents.

As to those countries where Roche or Stressgen do not agree to the filing of patent applications, the Party requesting the filing in said country shall be responsible for all costs relating to the filing and prosecution of the patent applications and the maintenance of the granted patents in said countries.

Should Roche not respond to Stressgen within thirty (30) days after the date Stressgen provides the Country List, then Stressgen shall be free to initiate patent filings, at Stressgen’s sole expense and discretion, in the countries Stressgen has selected or still selects.

Stressgen’s failure to notify Roche to the contrary within thirty (30) days after the date upon which Roche notifies Stressgen of the Additional Countries will be deemed an agreement on the part of Stressgen to file patent applications in all such Additional Countries and to pay fifty percent (50%) of the reasonable external costs associated with such filings.

(iii)         Withdrawal of Funding/Lack of Further Interest.  If, in a country, at any time, Roche decides not to continue funding the prosecution of a patent application or maintenance of a patent under Subparagraphs (i) or (ii) above, Roche shall notify Stressgen in writing (“Withdrawal Notice”), and Roche shall be relieved from paying any further expenses with regard to the patent filing in the country.  After receiving the Withdrawal Notice, Stressgen may but is not obligated, at its sole expense and discretion, to continue to prosecute and maintain the patent filing in the country.

If, in a country, at any time, Stressgen decides not to continue the prosecution of a patent application or maintenance of a patent under Subparagraphs (i) or (ii) above, that is Target Product-Specific, and such patent application or patent is not one as to which Roche has already sent a Withdrawal Notice, then Stressgen shall notify Roche in writing no less than sixty (60) days prior to the date when the patent application or patent would become abandoned in such country.  At Roche’s written request and no cost to Stressgen, Stressgen shall then assign to Roche such patent application or patent in such country, and Roche may thereafter continue to prosecute and maintain the patent filing in the country, at Roche’s own cost and in Roche’s name, to the extent Roche desires to do so.

(iv)          Copies of Communications with Patent Offices.  For the Mutually Agreed to Countries and Additional Countries, Stressgen shall consult with Roche as to the prosecution and maintenance of all patent applications and patents claiming Stressgen Inventions in sufficient time (for example thirty (30) days for instances where actions are due within three (3) months of a communication from a Patent Office) before any action is due to allow Roche to provide comments thereon, which comments Stressgen must reasonably consider.

(c)           Joint Inventions.

(i)            Priority Applications.  For Joint Inventions, the Parties shall agree which Party shall have the right to prepare and file a priority patent application (“Priority Filing Party”). If both Parties wish to have a priority application filed (“Joint Invention Priority Application”), then:

(A)          Each Party will pay one half (1/2) of the reasonable external costs for preparing, filing and prosecuting the Joint Invention Priority Application and maintaining any resulting patents;

(B)          The Priority Filing Party promptly will prepare and send to the other Party a draft of the Joint Invention Priority Application for the other Party’s comment and approval; and

(C)          The other Party shall confirm receipt of the draft Joint Invention Priority Application and provide its comments to the Priority Filing Party on the draft within thirty (30) days after receipt thereof (“Comment Period”).

After incorporating the other Party’s reasonable comments, the Priority Filing Party shall file the Joint Invention Priority Application.  If the other Party fails to provide comments on a draft within the Comment Period, the Priority Filing Party shall be free to file the Application at the end of the Comment Period or later.

If a Party does not have an interest in having a Joint Invention Priority Application filed, the other Party shall be free to file the application at its sole expense and discretion.

(ii)           Corresponding Application in Foreign Countries.  Within six (6) months after the filing of an Joint Invention Priority Application, the Priority Filing Party shall provide the other Party a written list of countries (“Country List”) in which the Priority Filing Party intends to file patent applications that claim priority from the given Joint Invention Priority Application.  The other Party, as promptly as practicable, shall notify the Priority Filing Party in writing of those countries on the Country List and any additional countries (“Additional Countries”) where the other Party requests that patent applications be filed.  In turn, the Priority Filing Party promptly shall notify the other Party if it agrees with the filing of applications in such Additional Countries selected by the other Party.

The Priority Filing Party shall file patent applications at least in those countries where the Parties agree to the filing of patent applications (“Mutually Agreed to Countries”).

The Priority Filing Party shall be responsible for the filing and prosecution of the patent applications and the maintenance of the granted patents as to the Mutually Agreed to Countries.  As to the Mutually Agreed to Countries, each Party will pay one-half of the reasonable external costs relating to the preparation, filing and prosecution of the patent applications and the maintenance of the granted patents.

As to those countries where Roche or Stressgen do not agree to the filing of patent applications, the Party requesting the filing in said country shall have right, but not the obligation, in its name to file and prosecute the patent applications and maintain the granted patents in said countries to the extent it desires to do so, and shall be responsible for all costs relating to the filing and prosecution of the patent applications and the maintenance of the granted patents in said countries.

Should the other Party not respond to the Priority Filing Party within thirty (30) days after the date the Priority Filing Party provides the Country List, then the Priority Filing Party shall be free to initiate patent filings, at its sole expense and discretion, in the countries it has selected or still selects.

The Priority Filing Party’s failure to notify the other Party to the contrary within thirty (30) days after the date upon which the other Party notifies the Priority Filing Party of the Additional Countries will be an agreement of the Priority Filing Party to file patent applications in all such Additional Countries and to pay one half of the reasonable external costs associated with such filings.

(iii)         Withdrawal of Funding/Lack of Further Interest.  If, in a country, at any time, a Party decides not to continue funding the prosecution of a patent application or maintenance of a patent under Subparagraphs (i) or (ii) above or not to continue the prosecution of a patent application or maintenance of a patent under Subparagraphs (i) or (ii) above, then such Party shall notify the other Party in writing no less than sixty (60) days prior to the date when the patent application or patent would become abandoned in such country (“Withdrawal Notice”), and such Party shall be relieved from paying any further expenses with regard to the patent filing in the country.  After receiving the Withdrawal Notice, the other Party may but is not obligated, at its sole expense and in its own name, to continue to prosecute and maintain the patent filing in the country to the extent it desires to do so.

(iv)          Copies of Communications with Patent Offices.  For the Mutually Agreed to Countries, the Priority Filing Party shall consult with the other Party as to the prosecution and maintenance of all patent applications and patents claiming Joint Inventions in sufficient time (for example thirty (30) days for instances where actions are due within three (3) months of a communication from a Patent Office) before any action is due to allow the other Party to provide comments thereon, which comments the Priority Filing Party must reasonably consider.

(d)           Cooperation.  The Parties agree to cooperate in the preparation, prosecution and maintenance of all patent applications filed under Sections 12.2(b) and (c), including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the invention disclosed in such patent application, obtaining execution of such other documents which shall be needed in the filing and prosecution of such patent applications, and, as requested, updating each other regarding the status of such patent applications.

12.3        Infringement.  Each Party shall promptly provide written notice to the other Party during the Term of any known infringement or suspected infringement by a Third Party of any Stressgen Patent Right.

Roche shall have the first right to bring and control any action or proceeding with respect to infringement of any Target Product-Specific Base Patent at its own expense and by counsel of its own choice, and Stressgen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Roche fails to bring any such action or proceeding with respect to infringement of any such Target Product-Specific Base Patent within (a) sixty (60) days following the notice of alleged infringement or (b) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Stressgen shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Roche shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

Subject in any event to all applicable provisions of the MIT Agreement, as between the Parties, Stressgen shall have the sole right to bring and control any action or proceeding with respect to infringement of any Stressgen Patent Right that is not Target Product-Specific Base Patent at its own expense and by counsel of its own choice, and, with respect to infringement of any such Stressgen Patent Right that is likely to have a material adverse effect on any Target Product being developed or commercialized by Roche, Roche shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

A Party that elects to bring and control an infringement action pursuant to this Section 12.3 shall provide prompt written notice to the other Party of any such suit commenced or action taken by such Party.

Upon written request, the Party bringing suit or taking action (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies of all substantive documents communications filed in such suit or action.  The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including, without limitation, the Initiating Party’s attorneys’ fees and court costs.  After deducting the Parties’ attorneys fees and court costs in connection with any such suit or action, any damages, settlement fees or other consideration received as a result of such suit or action shall belong to the Initiating Party, except to the extent such damages, settlement fees or other consideration are attributable to lost profits with respect to Target Products in the Territory, which shall form part of the Net Sales for determining amounts due to Stressgen in any calendar year.

If the Initiating Party believes it reasonably necessary, upon written request to the other Party, the other Party shall join as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action.  At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance.  The other Party shall have the right to participate and have its own representation in any such suit or action at its own expense.

The Initiating Party shall have the right to control settlement; provided, however, that no settlement shall be entered into without the written consent of the other Party, not to be unreasonably withheld.

12.4        Patent Notices.  All notices provided under this Article 12 to Roche shall be given to:

F.Hoffmann-La Roche Ltd

Grenzacherstrasse 124

CH-4070 Basel, Switzerland

Attn: Head, Patent Law

with copies of all notices relating to U.S. cases to:

Hoffmann-La Roche Inc.

340 Kingsland Street

Nutley, New Jersey  07110

Attn: Chief Patent Counsel.

All notices provided under this Article 12 to Stressgen shall be given to:

Stressgen Biotechnologies, Inc.

10241 Wateridge Circle Drive

Suite C200

San Diego, California  92121

USA

Attn: General Counsel

with copies to:

Stressgen Biotechnologies Corporation

350-4243 Glanford Avenue

Victoria, B.C. V87 4B9

Canada

Attn: Executive Director, Intellectual Property & Licensing

ARTICLE 13

CONFIDENTIAL INFORMATION

13.1        Non-Disclosure and Non-Use.  In carrying out rights and obligations under this Agreement, the Parties will share proprietary information (“Confidential Information”) with each other.  A Party receiving Confidential Information under this Agreement (“Recipient”) from the other disclosing Party (“Discloser”) shall maintain such Confidential Information as follows:

During the Term, the Recipient receives a given item of Confidential Information, the Recipient agrees:

(a)           not to use such Confidential Information for any purpose other than in connection with the purpose of carrying out its rights and obligation under this Agreement;

(b)           to treat such Confidential Information as it would its own information of the same nature and importance, and in any event, to use no less than a reasonable degree to care to protect the proprietary nature of such Confidential Information; and

(c)           to take all reasonable precautions to prevent the disclosure of such Confidential Information to any non-Affiliate Third Party without the prior written consent of the Discloser.

13.2        Exceptions.  A Recipient shall be relieved of any and all obligations under Section 13.1 regarding Confidential Information which:

(a)           was known to the Recipient or its Affiliate prior to receipt hereunder; or

(b)           as demonstrated by the Recipient by competent written proof, is independently generated by the Recipient or its Affiliate by persons who have not had access to or knowledge of the Confidential Information disclosed hereunder; or

(c)           at the time of disclosure by the Discloser to the Recipient, was generally available to the public, or which after disclosure hereunder becomes generally available to the public through no fault attributable to the Recipient; or

(d)           is hereafter made available to the Recipient or its Affiliate for use and unrestricted disclosure by the Recipient from any Third Party having a right to do so.

13.3        Authorized Disclosure.  Nothing in this Agreement shall prohibit disclosure by a Party of Confidential Information to its consultants, sublicensees, advisors, clinical investigators and contract manufacturer, if any, but only on a need to know basis for purposes provided for in this Agreement, provided such disclosure occurs pursuant to a written confidentiality agreement containing provisions substantially as protective as those of this Article.

The restrictions set forth in this Article shall not prevent Roche from disclosing any Confidential Information specifically related to Target Product to the extent reasonably necessary to promote the marketing of Target Product in a country upon or after imminent Regulatory Approval of Target Product in the country.

The restrictions set forth in this Article shall not prevent disclosure to the extent required pursuant to a judicial or governmental order, provided that the Recipient gives the Discloser sufficient notice to permit the Discloser to seek a protective order or other similar order with respect to such Confidential Information.

This Agreement supercedes the Confidentiality Agreement between Roche and SBC dated February 13, 2001.  All information exchanged thereunder shall be deemed Confidential Information under this Agreement and shall be subject to this Article 13.

13.4        Survival.  This Article 13 shall survive any termination or expiration of this Agreement for a period of
[* * *] years.

ARTICLE 14

PUBLICATION AND PRESS RELEASE

14.1        Publications.

(a)           Each Party agrees that it shall not publish or present the results of non-clinical studies or clinical trials related to Target Product without the opportunity for prior review by the other Party.  If a Party (“Publishing Party”) wishes to publish or present the results of non-clinical studies or clinical trials related to Target Product, then it shall provide to the other Party (“Non-Publishing Party”) the opportunity to review any of the Publishing Party’s proposed abstracts, manuscripts or presentations (including information to be presented verbally) which relate to Target Product at least ninety (90) days prior to their intended submission for publication or presentation as the case may be.  The Publishing Party agrees, upon written request from the Non-Publishing Party, not to submit such abstract or manuscript for publication or to make such presentation until the Non-Publishing Party is given up to thirty (30) days from the date of such written request to seek appropriate patent protection for any material in such publication or presentation which it reasonably believes is patentable. The Non-Publishing Party also shall have the right to require deletion of its Confidential

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

Information that may be in any such proposed publication, prior to such publication.  In the event that either Party submits any manuscript or other publication relating to any Target Product, it shall consider and acknowledge the contributions of the other Party, including, as appropriate, co-authorship.

(b)           Notwithstanding the above, Roche shall have the right to publish or present the results of non-clinical studies or clinical trials related to Target Product without prior review by Stressgen to the extent reasonably necessary to promote the use and sale of Target Product in a country upon or after Regulatory Approval of Target Product in the country.

(c)           Notwithstanding the above, Roche acknowledges and understands that nothing in this Agreement shall be construed as limiting in any way the rights of NCI or the US Government or its designee to publish any results of the clinical trials undertaken by the NCI pursuant to the NCI Agreements.

14.2        Press Release; Public Disclosure of Agreement.  The Parties shall issue a mutually agreed upon joint press release promptly following the Execution Date.  Stressgen and Roche will jointly discuss and agree in writing on any statement to the public regarding this Agreement or any aspect of this Agreement, subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party.  When a Party elects to make any such statement it will give the other Party at least five (5) day’s notice, unless disclosure is required by law, or any listing or trading agreement concerning its publicly traded securities, in a shorter period of time, to the other Party to review and comment on such statement.  Notwithstanding the foregoing, either Party shall have the right to publicly disclose information regarding this Agreement or the Parties’ activities hereunder, to the extent such information has already been made publicly available in a manner consistent with this Section 14.2.

ARTICLE 15

REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1        Mutual Representations and Warranties.  Each Party hereby represents and warrants, that, as of the Execution Date:

(a)           Such Party has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement; and

(b)           Such Party has disclosed to the other Party (i) the results of all preclinical testing and human clinical testing of Target Product in its possession or control, to the extent same has been requested by the other Party; and (ii) all information in its possession or control concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Target Product.

15.2        Stressgen Representations and Warranties.  Stressgen warrants and represents that:

(a)           During the course of negotiation of this Agreement prior to the Execution Date, Roche, or representatives of Roche, have had the opportunity to ask questions of and receive answers from representatives of Stressgen concerning, and to obtain information, documents, records and books relative to, Stressgen, its business, HspE7 and Target Products, and Stressgen represents and warrants that it did not knowingly withhold any material information from Roche in response to Roche’s inquiries or otherwise in connection with the subject matter of this Agreement.

(b)           To the best of its knowledge as of the Execution Date, Stressgen has (i) no knowledge of any patent or patent application owned by or licensed to any Third Party that claims the making, using, offering for sale, selling or importing of HspE7, except as disclosed to Roche in response to Roche’s inquiries and (ii) not received written notice that the manufacture, use, sale, offer for sale or import of Target Products in the Territory infringes or may infringe any patent or patent application owned by or licensed to any Third Party, except as disclosed to Roche in response to Roche’s inquiries.  To the best of its knowledge as of the Execution Date, Stressgen is not in possession of information which it reasonably believes could render invalid and/or unenforceable any claims that are in any of any Base Patent.

(c)           To the best of its knowledge, Stressgen and/or SBC, as the case may be, has the right to grant Roche the rights and licenses described in this Agreement.

15.3        Roche Representations and Warranties.  Roche represents that during the course of this transaction and prior to the Execution Date, Roche has had an opportunity to ask questions of, and to receive answers from, Stressgen and its representatives, with respect to Stressgen, its business, HspE7 and Target Products.

15.4        Stressgen Covenants.  Stressgen covenants that it shall promptly notify Roche of any changes or modifications to the MIT Agreement and shall not take, cause or approve any action that might adversely affect Roche’s rights as a sublicensee under the MIT Agreement without prior written consent of Roche, which consent Roche may withhold for any reason.

15.5        No Other Representations or Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT; provided, however, that the foregoing shall not be construed to limit either Party’s indemnification obligations under Article 17.

ARTICLE 16

TERM AND TERMINATION

16.1        Conditions Subsequent.

(a)           The effectiveness of this Agreement and the transaction contemplated hereunder and under the Equity Agreement shall be subject to and shall be contingent upon the satisfaction of the following conditions subsequent to the execution hereof by December 31, 2002 (“Conditions Subsequent”):

(i)            the earlier to occur of (A) approval of the transaction by the Federal Trade Commission or the appropriate United States anti-trust authorities or (B) the expiration or termination of all applicable waiting periods, requests for information (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”); and

(ii)           the payment of Five Million dollars ($5,000,000) to Stressgen or its Affiliate under the Equity Agreement and delivery to Roche or its Affiliate of the Stressgen common stock purchased under the Equity Agreement for such payment.

(b)           Subject to the terms and conditions of this Agreement, each Party shall use all reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary and appropriate to satisfy each of the Conditions Subsequent and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

(c)           Each Party shall cooperate with the other Party in the preparation, execution and filing of all documents that are required or permitted to be filed on or before the Effective Date for the purpose of consummating this transaction, including, without limitation, filings pursuant to the HSR Act.  Each Party shall bear its own costs with respect to preparing, executing and filing such documents.

16.2        Term.  The Term of this Agreement shall commence upon the Effective Date.  Unless this Agreement is terminated sooner as provided in this Article, this Agreement shall continue in full force and effect until the end of the Term, at which time all the rights and licenses granted to Roche by Stressgen under this Agreement for the Target Product shall automatically become non-exclusive, irrevocable and fully-paid.

16.3        Breach.  A Party (“non-breaching party”) shall have the right, in addition to any other rights and remedies, to terminate this Agreement in the event the other Party (“breaching party”) is in breach of any of its material obligations under this Agreement.  The non-breaching party shall provide written notice to the breaching party, which notice shall identify the breach and the countries in which the non-breaching party intends to have this Agreement terminate.  The breaching party shall have a period of sixty (60) days after such written notice is provided to cure such breach.  If such breach is not cured within the relevant period, the non-breaching Party shall have the right to terminate this Agreement.

The waiver by either Party of any breach of any term or condition of this Agreement shall not be deemed a waiver as to any subsequent or similar breach.

16.4        Termination by Roche Without Cause.  At any time during the Term, Roche shall have the right to terminate this Agreement in its entirety, or on a country-by-country and Target Product-by-Target Product basis, at any time by providing [* * *] prior written notice to Stressgen identifying, as applicable, the Target Product and countries in which Roche intends to terminate this Agreement.  The effective date of such termination shall be [* * *] after the date Roche provides such written notice; provided, however, that Roche shall have no obligation to pay any Development Event Payments pursuant to Section 3.3 that may be triggered by events occurring during such [* * *] period prior to the effective date of such termination, where such termination is of the Agreement in its entirety.  In the event of such termination, Roche shall, however, continue to be obligated to during the termination notice period to perform all of its other obligations hereunder, including its obligation to pay all Development Costs or reimburse Stressgen for same.

16.5        Consequences of Termination.  Upon (a) any termination of this Agreement in its entirety pursuant to this Article 16, (b) termination of this Agreement by Roche of this Agreement in its entirety or in a country or in respect of a Target Product pursuant to Section 16.3, or (c) termination of this Agreement by Stressgen in a country pursuant to Article 10, all rights and licenses granted by Stressgen to Roche under this

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

Agreement (or, as applicable, in the country or with respect to that Target Product) shall terminate on the effective date of termination.  In the event of any such termination, the following shall apply:

(a)           Roche shall, upon Stressgen’s written request, assign and transfer to Stressgen, [* * *].  Stressgen shall, upon such transfer, have the right to disclose such [ * * *].

(b)           In addition, [* * *].

(c)           Roche shall supply, or cause to be supplied, to Stressgen, upon Stressgen’s written request,

[* * *].

(d)           Roche shall agree to take such actions and execute such instruments, agreements and documents as are necessary to affect the foregoing.

16.6        Termination for Failure to Satisfy Conditions Subsequent.  Either Party may terminate this Agreement in its entirety, upon ten (10) days’ prior written notice to the other Party if both of the Conditions Subsequent under Section 16.1 have not been fulfilled by December 31, 2002, in which case upon termination there shall be no liability or obligations on the part of Stressgen or Roche or their respective Affiliates, officers, directors or shareholders except that Article 13 shall survive such termination.  Within thirty (30) days of any such termination, Stressgen shall pay to Roche any amounts received from Roche as of such date pursuant to this Agreement, unless otherwise agreed upon in writing by the Parties.

                16.7        Accrued Rights; Surviving Rights and Obligations.  Subject to Section 16.7, expiration or termination of this Agreement by a Party, for any reason, will not relieve either Party of any obligation accruing prior to such expiration or termination.  Except as set forth below or as expressly set forth elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement to the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge:

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

Section 5.5, Article 11, Section 12.1, 12.2 (c), Article 13, Article 16, Article 17,  and Article 18.

ARTICLE 17

INDEMNIFICATION

17.1        Indemnification by Stressgen.  Unless otherwise provided herein, Stressgen agrees to indemnify, hold harmless and defend Roche and its directors, officers, employees and agents from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, cost of defense (including without limitation attorneys’ fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) (“Losses”) and any other amounts Roche becomes legally obligated to pay to a Third Party, including MIT, because of any claim or claims against it to the extent that such claim or claims arise out of (a) a breach of a representation or warranty or covenant by Stressgen under Article 15 or (b) the use, development, handling or commercialization of Target Product by or on behalf of Stressgen, its Affiliates or agents, but only to the extent such Losses result from (i) any Other Stressgen Development Activity which has not been included under the Development Plan as provided in Section 7.3(d); (ii) any co-promotion activity by Stressgen under Section 10.3, or (iii) the negligence or misconduct or failure to act of Stressgen, its agents or sublicensees, and do not result from the negligence or misconduct or failure to act of Roche, its agents or sublicensees.

17.2        Indemnification by Roche.  Unless otherwise provided herein, Roche shall indemnify, hold harmless and defend Stressgen and its directors, officers, employees and agents from and against any and all Losses, and any amounts Stressgen becomes legally obligated to pay to a Third Party, including MIT, because of any claim or claims against it to the extent that such claim or claims arise out of (a) a breach of a representation or warranty by Roche under Article 15 or (b) the use, development, handling, storage, manufacture, sale or other disposition of Target Product conducted by or on behalf of Roche, its Affiliates or sublicensees, other than Stressgen, except to the extent such losses, expenses and costs are due to the negligence or misconduct or failure to act of Stressgen.

17.3        Procedure.  In the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement.  The Indemnified Party shall cooperate with the Indemnifying Party, including, as requested by the Indemnifying Party entering into a joint defense agreement.   The Indemnified Party may, at its option and expense, be represented in any such action or proceeding by counsel of its choice.  The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent.  The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

17.4        Insurance.  Each Party, at its own expense, shall maintain product liability insurance in an amount consistent with industry standards during the Term.  Each Party shall provide fifteen (15) days prior written notice to any cancellation of its insurance program.

ARTICLE 18

DISPUTE RESOLUTIONS AND GOVERNING LAW

18.1        Disputes.  Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties shall refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute.

18.2        Arbitration.  If the Parties are unable resolve a given dispute pursuant to Section 18.1 within sixty (60) days of referring such dispute to the Executives, either Party may have the given dispute settled by binding arbitration in the manner described below:

(a)           Arbitration Request.  If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.  From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to the subject matter of the dispute.

(b)           Additional Issues.  Within ten (10) business days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

(c)           No Arbitration of Patent/Confidentiality Issues.  Unless otherwise agreed by the Parties, disputes relating to patents and non-disclosure, non-use and maintenance of Confidential Information shall not be subject to arbitration, and shall be submitted to a court of competent jurisdiction.

(d)           Arbitration Procedure.  Discovery shall be under the U.S. Federal Rules of Civil Procedure.  The Arbitration shall be held in the continental U.S. under the rules of the American Arbitration Association (“AAA”).  The arbitration shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute.  One (1) arbitrator will be selected by Stressgen, one (1) arbitrator will be selected by Roche and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties.  The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings.  The arbitrators shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized to award non-economic damages or punitive damages, or to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.  The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance.  The award of the arbitrators shall be the sole and exclusive remedy of the Parties.  Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.  Notwithstanding anything contained in this Section 18.6 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief.

Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrators.  Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

18.3        Governing Law.  The Parties have made this Agreement in accordance with the laws of [* * *], which laws shall govern this Agreement and under which laws construction of this Agreement shall occur, without regard to its choice of law principles.

ARTICLE 19

MISCELLANEOUS

19.1        Agency.  Neither Party is an employee, agent or representative of the other Party for any purpose.  Each Party is an independent contractor, not an employee or partner of the other Party.  Neither Party shall have the authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

19.2        Entire Agreement.  This Agreement, including all Exhibits, embodies the entire understanding of the Parties with respect to the subject matter hereof and supercedes all previous communications, representations or understandings, and agreements, whether oral or written, between the Parties relating to the subject matter hereof.

19.3        Amendment.  No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by authorized signing officers of both Parties expressly stating that it is intended to amend or modify this Agreement.

19.4        Possible Restructuring of Transaction.  In order to address certain corporate finance and taxation objectives of either Party, at the request of either Party [* * *], Roche and Stressgen shall discuss in good faith any amendment and restatement of this Agreement proposed by a Party in order to achieve such objectives.  In no event shall any such amendment or restatement in order to achieve such objectives disadvantage either Party with respect to the financial arrangement of this Agreement.

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

19.5        Assignment.  This Agreement shall not be assigned or transferred in part or in whole by any Party without the prior written consent of the other; provided, however, that either Party, without notice and at any time for any reason, may assign or transfer this Agreement in whole or in part to (a) any of its Affiliates who agree to be bound by the terms and conditions of this Agreement or (b) any successor of such Party as part of consolidation or merger, corporate reorganization or sale of all or substantially all of its business assets to which this Agreement relates (provided that intellectual property rights of the acquiring party to such transaction, if other than one of the Parties to this Agreement, shall not be included in the technology licensed hereunder).  In the event of assignment or transfer to an Affiliate, the Party making the assignment will remain liable and responsible for the performance and observance of all its duties and obligations hereunder.  The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.  Any assignment not in accordance with this Agreement shall be void.

19.6        Notices.  Any notice or other communication under this Agreement, unless otherwise specified, shall be in writing and provided when delivered to the addressee at the address listed below (a) on the date of delivery if delivered in person or (b) three (3) days after mailing to the other Party by express mail or overnight delivery service, which obtains a signed receipt:

In the case of Stressgen or SBC:

Stressgen Biotechnologies, Inc.

10241 Wateridge Circle Drive

Suite C200

San Diego, California  92121

USA

Attn: General Counsel

With a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA  94306

Attn: Barbara A. Kosacz, Esq.

In the case of Roche:

F.Hoffmann-La Roche Ltd

Grenzacherstrasse 124

CH-4070

Basel, Switzerland

Attn:  Corporate Law

and

Hoffmann-La Roche Inc.

340 Kingsland Street

Nutley, New Jersey 07110

Attn: Corporate Secretary

Either Party may change its address for communications by a notice in writing to the other Party in accordance with this Section.

19.7        Force Majeure.  Any prevention, delay or interruption of performance (collectively “Delay”) by any Party under this Agreement shall not be a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected by the force majeure, including but not limited to acts of God, embargoes, governmental restrictions, terrorism, strikes or other concerted acts of workers, fire, flood, earthquake, explosion, riots, wars, civil disorder, rebellion or sabotage.  The affected Party shall immediately notify the other Party upon the commencement and end of the Delay.  During the Delay, any time for performance hereunder by either Party shall extend by the actual time of Delay. If the Delay resulting from the force majeure exceeds six (6) months, the other Party, upon written notice to the affected Party, may elect to (a) treat such Delay as a material breach, or (b) extend the term of this Agreement for an amount of time equal to the Delay.

19.8        Severability.  If a court of competent jurisdiction holds any term or condition of this Agreement unenforceable for any reason, interpretation of such term or condition shall, if possible, achieve the intent of the Parties to this Agreement.  If not capable of such interpretation, the Parties shall in good faith seek to agree on an alternative provision reflecting the intent of the Parties which is enforceable.  In such event, all other terms, conditions and provision of this Agreement shall be valid and enforceable to the full extent.

19.9        No Right to Use Names.  Except as otherwise provided herein, this Agreement provides no grant of right to a Party, express or implied, to use in any manner the housemarks or trademarks of the other Party or its Affiliates.

19.10      Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Roche or Stressgen are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

19.11      Interpretation.  All headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement incorporates all exhibits as a part of this Agreement by reference.  The term “including” (or any variation thereof such as “include”) shall be without limitation.  All dollar amounts referred to in this Agreement are in US dollars.

19.12      Counterparts.  The Parties may execute this Agreement in counterparts, each of which the Parties shall deem an original, but all of which together shall constitute one and the same instrument.

19.13      Waiver.  A waiver of any default, breach or non-compliance under this Agreement is not effective unless signed by the Party to be bound by the waiver.  No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach, non-observance or by anything done or omitted to be done by the other Party.  The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance (whether of the same or any other nature).

[This space is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

STRESSGEN DEVELOPMENT CORPORATION THE CORPORATE SEVENTY LIMITED		F. HOFFMANN-LA ROCHE LTD

By:	/s/ Donna Stoute	By:	/s/ M. Mulqueen	/s/ B. Bollon

Name:	Donna Stoute	Name:	M. Mulqueen	/s/ B. Bollon

Title:	Assistant Secretary	Title:	Head of Operations, EVP PL

STRESSGEN BIOTECHNOLOGIES CORPORATION		HOFFMANN-LA ROCHE INC.

By:	/s/ Daniel L. Korpolinski	By:	/s/ Dennis E. Burns

Name:	Daniel L. Korpolinski	Name:	Dennis E. Burns

Title:	President & Chief Executive Officer	Title:	V.P. Global Head of Business Development

COLLABORATON AGREEMENT

SIGNATURE PAGE

Exhibit A

Base Patents as of Execution Date

A.            Product Specific Patents and Patent Applications

A1.          Immune Responses Against HPV Antigens Elicited by Compositions Comprising an HPV Antigen and a Stress Protein or an Expression Vector Capable of Expression of These Proteins

Country	Serial No.	Filing Date	Patent No	Issue Date
US Provisional	60/054,835	Aug. 5, 1997
[*]	[*]	[*]
PCT	CA98/00246 WO99/07860	Mar. 20, 1998
EP	98910557.2	Mar. 20, 1998
AU	64924/98	Mar. 20, 1998
BR	P19812272-0	Mar. 20, 1998
CA	2,298,840	Mar. 20, 1998
CN	98809121.6	Mar. 20, 1998
CZ	PV422-2000	Mar. 20, 1998
HU	P0003601	Mar. 20, 1998
HK	00107543.7
IL	134,341	Mar. 20, 1998
JP	2000-50634	Mar. 20, 1998
KR	10-2000-7001231	Mar. 20, 1998
MX	0001299	Mar. 20, 1998
NZ	502568	Mar. 20, 1998
PL	P-338478	Mar. 20, 1998
SG	200000450-7	Mar. 20, 1998
VN	S2000 0175	Mar. 20, 1998

A2.          Human Papilloma Virus Treatment

Country	Serial No.	Filing Date	Patent No	Issue Date
US Provisional	60/214,202	June 26, 2000
[*]	[*]	[*]
PCT	US 01/20240 WO 02/00242	June 26, 2001

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

B.            Non-Product Specific Patents and Patent Applications

B1.           Immune Responses Using Compositions Comprising Stress Proteins

Country	Serial No.	Filing Date	Patent No	Issue Date
US	08/756,621	Nov. 26, 1996
[*]	[*]	[*]
[*]	[*]	[*]
PCT	CA97/00897 WO98/23735	Nov. 25, 1997
AU	51120/98	Nov. 25, 1997	736318	July 26, 2001
CA	2,272,536	Nov. 25, 1997
EP	97945684.5	Nov. 25, 1997
HK	00101484.1	Nov. 25, 1997
JP	10-524081	Nov. 25, 1997

B2.           Induction of a Th1-Like Response in Splenocytes by Fusion Proteins Comprising a Stress Protein Moiety

Country	Serial No.	Filing Date	Patent No	Issue Date
US Provisional	60/143,757	July 8, 1999
[*]	[*]	[*]
PCT	US 00/18828	July 10, 2000
CA	2,378,097	July 10, 2000
CN	00811166.9	July 10, 2000
EP	00945300.2	July 10, 2000
JP	2001-509547	July 10, 2000
SG	200108092-8	July 10, 2000

(the following patents are [*], patents)

B3.           Stress Proteins And Uses Therefor

Country	Serial No.	Filing Date	Patent No	Issue Date
US	07/207,298	June 15, 1988
[*]	[*]	[*]
[*]	[*]	[*]
PCT	US89/02619 WO89/12455	June 15, 1989
CA	602,924	June 15, 1989	1,338,778	Dec. 10, 1996

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

B4.          Stress Proteins And Uses Therefor

Country	Serial No.	Filing Date	Patent No	Issue Date
US	08/073,381	June 4, 1993
US	08/336,251	Nov. 3, 1994	6,338,952	Jan. 15, 2002
[*]	[*]	[*]
US	08/461,722	June 5, 1995	6,335,183	Jan. 1, 2002
[*]	[*]	[*]
[*]	[*]	[*]
PCT	US94/06362 WO94/29459	June 6, 1994
CA	2,164,298	June 6, 1994
EP	94919384.1	June 6, 1994	700,445 B1	Jan. 23, 2002
EP	01203598.6	Sept. 21, 2001
JP	7.502024	June 6, 1994

B5.          Use of Heat Shock Proteins to Deliver Moieties

Country	Serial No.	Filing Date	Patent No	Issue Date
US Provisional	60/038,059	Feb. 18, 1997
US Provisional	60/066,288	Nov. 25, 1997
US	09/025,178	Feb. 18, 1998
[*]	[*]	[*]
[*]	[*]	[*]
CA	2,282,426	Feb. 18, 1998
EP	98906495.1	Feb. 18, 1998

B6.           In Vivo CTL Elicitation by Heat Shock Protein Fusion Proteins Maps to a Discrete Domain and is CD4+ T Cell-Independent

Country	Serial No.	Filing Date	Patent No	Issue Date
US Provisional	60/176,143	Jan. 14, 2000
[*]	[*]	[*]
PCT	US00/32831	Dec. 01, 2000

[*]=CONFIDENTIAL TREATMENT REQUEST(ED).

EXHIBIT B

OTHER STRESSGEN DEVELOPMENT ACTIVITIES

1. [***]

2. [***]

3. [***]

[*]—CONFIDENTIAL TREATMENT REQUEST(ED).

B-1